Use these links to rapidly review the document
TABLE OF CONTENTS

Filed Pursuant to Rule 424(b)(3)
Commission File No. 333-139151

Prospectus

MarkWest Energy Partners, L.P.
MarkWest Energy Finance Corporation

Offer to Exchange

up to

$275,000,000 of 8 1/2% Series B Senior Notes due 2016
that have been registered under the Securities Act of 1933

for

$275,000,000 of 8 1/2% Series A Senior Notes due 2016
that have not been registered under the Securities Act of 1933

        Please read "Risk Factors" beginning on page 8 for a discussion of factors you should consider before participating in the exchange offer.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        Each broker-dealer that receives the notes for its own account pursuant to this exchange offer must acknowledge by way of the letter of transmittal that it will deliver a prospectus in connection with any resale of the notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to make this prospectus available for a period of one year from the expiration date of this exchange offer to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

The date of this prospectus is January 23, 2007.

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the "Commission." In making your investment decision, you should rely only on the information contained in or incorporated by reference into this prospectus and in the letter of transmittal accompanying this prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or in the documents incorporated by reference into this prospectus are accurate as of any date other than the date on the front cover of this prospectus or the date of such incorporated documents, as the case may be.

        This prospectus incorporates by reference business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge upon written or oral request directed to: Investor Relations, MarkWest Energy Partners, L.P., 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202; telephone number: (303) 925-9200. To obtain timely delivery, you must request the information no later than February 15, 2007.

i

ii

SUMMARY

        This summary highlights information included or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. This prospectus includes information about the exchange offers and includes or incorporates by reference information about our business and our financial and operating data. Before deciding to participate in the exchange offers, you should read this entire prospectus carefully, including the financial data and related notes incorporated by reference in this prospectus and the "Risk Factors" section beginning on page 8 of this prospectus.

        Except as otherwise indicated, references to the "Partnership," "we," "our," "us," or like terms refer to MarkWest Energy Partners, L.P. and its subsidiaries, including MarkWest Energy Finance Corporation. References to "MarkWest Hydrocarbon" refer to MarkWest Hydrocarbon, Inc. and its direct and indirect consolidated subsidiaries.

MarkWest Energy Partners, L.P.

Overview

        We are a publicly traded Delaware limited partnership engaged in the gathering, transportation and processing of natural gas; the transportation, fractionation and storage of NGLs; and the gathering and transportation of crude oil. We are the largest processor of natural gas in the Appalachia region. We also have a large natural gas gathering and transmission business in the southwestern United States, built primarily through acquisitions and investments: Pinnacle Natural Gas, the Lubbock transmission pipeline and the Foss Lake gathering system, all in 2003; the Carthage gathering system in East Texas in July 2004; and in 2005, the Javelina Processing Facilities in Corpus Christi, Texas, and a non-controlling 50% interest in Starfish Pipeline Company, LLC in southern Louisiana and the Gulf of Mexico.

        We generate revenues by providing gathering, processing, transportation, fractionation, and storage services. We believe that the largely fee-based nature of our business and the relatively long-term nature of our contracts provide a relatively stable base of cash flows. As a publicly traded partnership, we have access to, and regularly utilize, both equity and debt capital markets as a source of financing, as well as that provided by our credit facility. Our limited partnership structure also provides tax advantages to our unitholders.

Executive Office

        Our principal executive offices are located at 1515 Arapahoe St., Tower 2, Suite 700, Denver, Colorado 80202, and our phone number is (303) 925-9200. We maintain a website at http://www.markwest.com. Except for information specifically incorporated by reference into this prospectus that may be accessed from our website, the information on our website is not part of this prospectus, and you should rely only on information contained or incorporated by reference in this prospectus when making a decision as to whether or not to tender your notes.

Exchange Offer

        On July 6, 2006 and October 20, 2006, we completed private offerings of the outstanding notes. As part of these private offerings, we entered into a registration rights agreements with the initial purchasers of the outstanding notes in which we agreed, among other things, to deliver this prospectus to you and to use our reasonable best efforts to complete the exchange offer within six months after the date we issued the outstanding notes. The following is a summary of the exchange offer.

Outstanding Notes	On July 6, 2006, we issued $200 million aggregate principal amount of 8 1/2% Series A Senior Notes due 2016. On October 20, 2006, we issued an additional $75 million aggregate principal amount of 8 1/2% Series A Notes due 2016.
Exchange Notes
8 1/2% Series B Senior Notes due 2016. The terms of the exchange notes are identical to those terms of the outstanding notes, except that the transfer restrictions, registration rights and provisions for additional interest relating to the outstanding notes do not apply to the exchange notes.
Exchange Offer
We are offering to exchange up to $275 million principal amount of our 8 1/2% Series B Senior Notes due 2016 that have been registered under the Securities Act of 1933, or the Securities Act, for an equal amount of our outstanding 8 1/2% Series A Senior Notes due 2016 to satisfy our obligations under the registration rights agreement that we entered into when we issued the outstanding notes in a transaction exempt from registration under the Securities Act.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on February 20, 2007, unless we decide to extend it.
Conditions to the Exchange Offer
The registration rights agreement does not require us to accept outstanding notes for exchange if the exchange offer or the making of any exchange by a holder of the outstanding notes would violate any applicable law or interpretation of the staff of the Commission or if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer. A minimum aggregate principal amount of outstanding notes being tendered is not a condition to the exchange offer. Please read "Exchange Offer—Conditions to the Exchange Offer" for more information about the conditions to the exchange offer.
Procedures for Tendering Outstanding Notes
To participate in the exchange offer, you must follow the automatic tender offer program, or ATOP, procedures established by The Depository Trust Company, or DTC, for tendering notes held in book-entry form. The ATOP procedures require that the exchange agent receive, prior to the expiration date of the exchange offer, a computer-generated message known as an "agent's message" that is transmitted through ATOP and that DTC confirm that:
• DTC has received instructions to exchange your notes; and

• you agree to be bound by the terms of the letter of transmittal.
For more details, please read "Exchange Offer—Terms of the Exchange Offer" and "Exchange Offer—Procedures for Tendering."
Guaranteed Delivery Procedures	None.
Withdrawal of Tenders
You may withdraw your tender of outstanding notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offer. Please read "Exchange Offer—Withdrawal of Tenders."
Acceptance of Outstanding Notes and Delivery of Exchange Notes
If you fulfill all conditions required for proper acceptance of outstanding notes, we will accept any and all outstanding notes that you properly tender in the exchange offer before 5:00 p.m., New York City time, on the expiration date. We will return any outstanding note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes promptly after the expiration date and acceptance of the outstanding notes for exchange. Please read "Exchange Offer—Terms of the Exchange Offer."
Fees and Expenses	We will bear all expenses related to the exchange offer. Please read "Exchange Offer—Fees and Expenses."
Use of Proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making these exchange offers solely to satisfy our obligations under our registration rights agreement.
Consequences of Failure to Exchange Outstanding Notes
If you do not exchange your outstanding notes in the exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act, except in the limited circumstances provided under our registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.
U.S. Federal Income Tax Consequences	The exchange of exchange notes for outstanding notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read "Material Federal Income Tax Consequences."

Exchange Agent
We have appointed Wells Fargo Bank, National Association as the exchange agent for the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus (including the letter of transmittal) to the exchange agent addressed as follows:
Wells Fargo Bank, N. A. Corporate Trust Operations Sixth and Marquette MAC N9303-121 Minneapolis, Minnesota 55479 Telephone: (800) 344-5128.

Terms of the Exchange Notes

        The exchange notes will be identical to the outstanding notes, except that the exchange notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The exchange notes will evidence the same debt as the outstanding notes, and the same indenture will govern the exchange notes and the outstanding notes.

        The following summary contains basic information about the exchange notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the exchange notes, please read "Description of Exchange Notes."

Issuers	MarkWest Energy Partners, L.P. and MarkWest Energy Finance Corporation.
Securities Offered	$275,000,000 principal amount of 8 1/2% Series B Senior Notes due 2016.
Interest Rate	8 1/2% per annum.
Interest Payment Dates
Interest on the exchange notes will accrue from July 6, 2006 and will be paid semi-annually in arrears on January 15 and July 15 of each year, commencing January 15, 2007, to holders of record as of the preceding January 1 and July 1, respectively. The initial interest payment on the exchange notes will include all accrued and unpaid interest on the outstanding notes exchanged therefor. See "Description of Exchange Notes—Principal, Maturity and Interest."
Maturity Date	July 15, 2016
Subsidiary Guarantee
Each of our existing subsidiaries, other than MarkWest Energy Finance Corporation and minor subsidiaries, will guarantee the exchange notes initially and so long as such subsidiary guarantees any of our other debt. Not all of our future subsidiaries will have to become guarantors. If we cannot make payments on the exchange notes when they are due, the guarantor subsidiaries, if any, must make them instead. See "Description of Exchange Notes—The Guarantees."
Optional Redemption
We may redeem some or all of the exchange notes at any time on or after July 15, 2011. At any time prior to July 15, 2011, we may redeem some or all of the exchange notes at a make-whole redemption premium. In addition, prior to July 15, 2011, we may redeem up to 35% of the aggregate principal amount of the exchange notes with the proceeds of certain equity offerings at a specified redemption price. The redemption prices are discussed under the caption "Description of Exchange Notes—Optional Redemption."

Ranking	The exchange notes will be:
	•	our senior unsecured obligations;
	•	equal in right of payment with all of our existing and future senior debt;
	•	senior in right of payment to all of our future subordinated debt;
	•	effectively junior in right to payment to our secured debt to the extent of the assets securing the debt, including our obligations in respect of our bank credit facility; and
	•	effectively subordinated to all future liabilities of our subsidiaries that do not guarantee the notes.
Certain Covenants
We issued the outstanding notes, and will issue the exchange notes, under an indenture with Wells Fargo Bank, National Association, as trustee. The indenture, among other things, limits our ability and the ability of our restricted subsidiaries to:
	•	borrow money;
	•	pay distributions or dividends on equity or purchase, redeem or otherwise acquire equity;
	•	make investments;
	•	use assets as collateral in other transactions;
	•	enter into sale and lease-back transactions;
	•	sell certain assets or merge with or into other companies;
	•	engage in transactions with affiliates; and
	•	engage in unrelated businesses.
For more details, see "Description of Exchange Notes—Covenants."
Covenant Termination
If at any time the exchange notes are rated investment grade by both Moody's and S&P and no default has occurred and is continuing under the indenture, many of the preceding covenants will terminate and will no longer apply to us or our subsidiaries. See "Description of Exchange Notes—Covenant Termination."
Transfer Restrictions; Absence of a Public Market for the Notes
The exchange notes generally will be freely transferable, but will also be new securities for which there will not initially be a market. We do not intend to make a trading market in the exchange notes after the exchange offer. Therefore, we cannot assure you as to the development of an active market for the exchange notes or as to the liquidity of any such market.
Form of Exchange Notes	The exchange notes will be represented initially by one or more global notes. The global exchange notes will be deposited with the trustee, as custodian for DTC.

Same-Day Settlement
The global exchange notes will be shown on, and transfers of the global exchange notes will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants.

The exchange notes are expected to trade in DTC's Same Day Funds Settlement System until maturity or redemption. Therefore, secondary market trading activity in the exchange notes will be settled in immediately available funds.
Trading	We do not expect to list the exchange notes for trading on any securities exchange.
Trustee, Registrar and Exchange Agent	Wells Fargo Bank, National Association.
Governing Law	The exchange notes and the indenture relating to the exchange notes will be governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS

        In addition to the other information set forth elsewhere or incorporated by reference in this prospectus, you should consider carefully the risks described below before deciding whether to participate in the exchange offer.

Risks Inherent in Our Business

  If we are unable to successfully integrate our recent or future acquisitions, our future financial performance may suffer.

        Our future growth will depend in part on our ability to integrate our recent acquisitions. We cannot guarantee that we will successfully integrate these, or any other, acquisitions into our existing operations, or that we will achieve the desired profitability and anticipated results from such acquisitions. Failure to achieve such planned results could adversely affect our financial condition and results of operations.

        The integration of acquisitions with our existing business involves numerous risks, including:

  •
  operating a significantly larger combined organization and integrating additional midstream operations into our existing operations;

  •
  difficulties in the assimilation of the assets and operations of the acquired businesses, especially if the assets acquired are in a new business segment or geographical area;

  •
  the loss of customers or key employees from the acquired businesses;

  •
  the diversion of management's attention from other existing business concerns;

  •
  the failure to realize expected synergies and cost savings;

  •
  coordinating geographically disparate organizations, systems and facilities;

  •
  integrating personnel from diverse business backgrounds and organizational cultures; and

  •
  consolidating corporate and administrative functions.

        Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition. Following an acquisition, we may discover previously unknown liabilities including those under the same stringent environmental laws and regulations relating to releases of pollutants into the environment and environmental protection as applicable to our existing plants, pipelines and facilities. If so, our operation of these new assets could cause us to incur increased costs to address these liabilities or to attain or maintain compliance with such requirements. If we consummate any future acquisition, our capitalization and results of operation may change significantly, and unitholders will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

        Our acquisition strategy is based in part on our expectation of ongoing divestitures of assets within the midstream petroleum and natural gas industry. A material decrease in such divestitures could limit our opportunities for future acquisitions, and could adversely affect our operations.

  Growing our business by constructing new pipelines and processing and treating facilities subjects us to construction risks and risks that natural gas supplies will not be available upon completion of the facilities.

        One of the ways we intend to grow our business is through the construction of additions to our existing gathering systems and construction of new gathering, processing and treating facilities. The construction of gathering, processing and treating facilities requires the expenditure of significant amounts of capital, which may exceed our expectations, and involves numerous regulatory, environmental, political and legal uncertainties. If we undertake these projects, we may not be able to complete them on schedule or at all or at the budgeted cost. Moreover, our revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if we build a new pipeline, the construction will occur over an extended period of time, and we will not receive any material increases in revenues until after completion of the project.

        Furthermore, we may have only limited natural gas supplies committed to these facilities prior to their construction. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which anticipated production growth does not materialize. We may also rely on estimates of proved reserves in our decision to construct new pipelines and facilities, which may prove to be inaccurate because there are numerous uncertainties inherent in estimating quantities of proved reserves. As a result, new facilities may not be able to attract enough natural gas to achieve our expected investment return, which could adversely affect our results of operations and financial condition.

  Our substantial debt and other financial obligations could impair our financial condition, results of operations and cash flows, and our ability to fulfill our debt obligations.

        We have substantial indebtedness and other financial obligations. Subject to the restrictions governing our indebtedness and other financial obligations, and the indenture governing our outstanding notes and the notes offered hereby, we may incur significant additional indebtedness and other financial obligations, which may be secured and/or senior to the notes.

        Our substantial indebtedness and other financial obligations could have important consequences. For example, they could:

  •
  make it more difficult for us to satisfy our obligations with respect to our existing debt;

  •
  impair our ability to obtain additional financings in the future for working capital, capital expenditures, acquisitions, or general partnership and other purposes;

  •
  have a material adverse effect on us if we fail to comply with financial and restrictive covenants in our debt agreements, and an event of default occurs as a result of that failure that is not cured or waived;

  •
  require us to dedicate a substantial portion of our cash flow to payments on our indebtedness and other financial obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, distributions and other general partnership requirements;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

  •
  place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

        Furthermore, these consequences could limit our ability, and the ability of our subsidiaries, to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise.

  Restrictive covenants in the agreements governing our indebtedness may reduce our operating flexibility.

        The indenture governing these notes and our 6.875% senior notes due 2014 and agreements governing our credit facility and other future indebtedness contain or will contain various covenants limiting our ability and the ability of specified subsidiaries of ours to, among other things:

  •
  sell assets;

  •
  pay dividends on, redeem or repurchase our equity interests or redeem or repurchase our subordinated debt;

  •
  make investments;

  •
  incur or guarantee additional indebtedness or issue preferred securities;

  •
  create or incur certain liens;

  •
  enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us;

  •
  consolidate, merge or transfer all or substantially all of our assets;

  •
  engage in transactions with affiliates;

  •
  create unrestricted subsidiaries; and

  •
  enter into sale and leaseback transactions.

        These restrictions could limit our ability and the ability of our subsidiaries to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. Our credit facility contains covenants requiring us to maintain specified financial ratios and satisfy other financial conditions, which may limit out ability to grant liens on our assets, make or own certain investments, enter into any swap contracts other than in the ordinary course of business, merge, consolidate, or sell assets, incur indebtedness senior to the credit facility, make distributions on equity investments, and declare or make, directly or indirectly, any distribution on our common units. Our obligations under the credit facility are secured by substantially all of our assets and guaranteed by us and all of our subsidiaries, other than our operating company, which is the borrower under the credit facility. Please read "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" contained in our Annual Report on Form 10-K for the year ended December 31, 2005, as amended, which is incorporated by reference herein. We may be unable to meet those ratios and conditions. Any future breach of any of these covenants or our failure to meet any of these ratios or conditions could result in a default under the terms of our credit facility, which could result in acceleration of our debt and other financial obligations. If we were unable to repay those amounts, the lenders could initiate a bankruptcy or liquidation proceeding, or proceed against the collateral.

  A significant decrease in natural gas production in our areas of operation would adversely affect us.

        Our gathering systems are connected to natural gas reserves and wells, from which the production will naturally decline over time, which means that our cash flows associated with these wells will also decline over time. To maintain or increase throughput levels on our gathering systems and the utilization rate at our processing plants and our treating and fractionation facilities, we must continually obtain new natural gas supplies. Our ability to obtain additional sources of natural gas depends in part on the level of successful drilling activity near our gathering systems.

        We have no control over the level of drilling activity in the areas of our operations, the amount of reserves associated with the wells or the rate at which production from a well will decline. In addition, we have no control over producers or their production decisions, which are affected by, among other things, prevailing and projected energy prices, demand for hydrocarbons, the level of reserves, geological considerations, governmental regulations and the availability and cost of capital. Fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new oil and natural gas reserves. Drilling activity generally decreases as oil and natural gas prices decrease.

        Because of these factors, even if new natural gas reserves are discovered in areas served by our assets, producers may choose not to develop those reserves. If we are not able to obtain new supplies of natural gas to replace the natural decline in volumes from existing wells due to reductions in drilling activity or competition, throughput on our pipelines and the utilization rates of our treating and processing facilities would decline, which could have a material adverse effect on our business, results of operations and financial condition.

  We depend on third parties for the natural gas and refinery off-gas we process, and the NGLs we fractionate at our facilities, and a reduction in these quantities could reduce our revenues and cash flow.

        Although we obtain our supply of natural gas, refinery off-gas and NGLs from numerous third-party producers, a significant portion comes from a limited number of key producers and suppliers who are committed to us under processing contracts. According to these contracts or other supply arrangements, however, the producers are under no obligation to deliver a specific quantity of natural gas or NGLs to our facilities. If these key suppliers, or a significant number of other producers, were to decrease the supply of natural gas or NGLs to our systems and facilities for any reason, we could experience difficulty in replacing those lost volumes. Because our operating costs are primarily fixed, a reduction in the volumes of natural gas or NGLs delivered to us would result not only in a reduction of revenues, but also a decline in net income and cash flow of similar magnitude.

  We derive a significant portion of our revenues from our gas processing, transportation, fractionation and storage agreements with MarkWest Hydrocarbon, and its failure to satisfy its payment or other obligations under these agreements could reduce our revenues and cash flow.

        MarkWest Hydrocarbon accounts for a significant portion of our revenues and net operating margin. These revenues and margins are generated by the volumes of natural gas contractually committed to MarkWest Hydrocarbon by certain producers in the Appalachian region, as well as the fees generated from processing, transportation, fractionation and storage services provided to MarkWest Hydrocarbon. We expect to derive a significant portion of our revenues and net operating margin from the services we provide under our contracts with MarkWest Hydrocarbon for the foreseeable future. Any default or nonperformance by MarkWest Hydrocarbon could significantly reduce our revenues and cash flows. Thus, any factor or event adversely affecting MarkWest Hydrocarbon's business, creditworthiness or its ability to perform under its contracts with us, or its other contracts related to our business, could also adversely affect us.

  The fees charged to third parties under our gathering, processing, transmission, transportation, fractionation and storage agreements may not escalate sufficiently to cover increases in costs. The agreements may not be renewed or may be suspended in some circumstances.

        Our costs may increase at a rate greater than the fees we charge to third parties. Furthermore, third parties may not renew their contracts with us. Additionally, some third parties' obligations under their agreements with us may be permanently or temporarily reduced due to certain events, some of which are beyond our control, including force majeure events wherein the supply of either natural gas, NGLs or crude oil are curtailed or cut off. Force majeure events include (but are not limited to): revolutions, wars, acts of enemies, embargoes, import or export restrictions, strikes, lockouts, fires, storms, floods, acts of God, explosions, mechanical or physical failures of equipment or our facilities or facilities of third parties. If the escalation of fees is insufficient to cover increased costs, if third parties do not renew or extend their contracts with us or if any third party suspends or terminates its contracts with us, our financial results would suffer.

  We are exposed to the credit risks of our key customers, and any material nonpayment or nonperformance by our key customers could adversely affect us.

        We are subject to risks of loss resulting from nonpayment or nonperformance by our customers. Any material nonpayment or nonperformance by our key customers could adversely affect us. Furthermore, some of our customers may be highly leveraged and subject to their own operating and regulatory risks, which increases the risk that they may default on their obligations to us.

  We may not be able to retain existing customers, or acquire new customers, which would reduce our revenues and limit our future profitability.

        The renewal or replacement of existing contracts with our customers at rates sufficient to maintain current revenues and cash flows depends on a number of factors beyond our control, including competition from other gatherers, processors, pipelines, fractionators, and the price of, and demand for, natural gas, NGLs and crude oil in the markets we serve. Our competitors include large oil, natural gas, refining and petrochemical companies, some of which have greater financial resources, more numerous or greater capacity pipelines, processing and other facilities, and greater access to natural gas and NGL supplies than we do. Additionally, our customers that gather gas through facilities that are not otherwise dedicated to us may develop their own processing and fractionation facilities in lieu of using our services. Certain of our competitors may also have advantages in competing for acquisitions, or other new business opportunities, because of their financial resources and synergies in operations.

        As a consequence of the increase in competition in the industry, and the volatility of natural gas prices, end-users and utilities are reluctant to enter into long-term purchase contracts. Many end-users purchase natural gas from more than one natural gas company and have the ability to change providers at any time. Some of these end-users also have the ability to switch between gas and alternative fuels in response to relative price fluctuations in the market. Because there are numerous companies of greatly varying size and financial capacity that compete with us in the marketing of natural gas, we often compete in the end-user and utilities markets primarily on the basis of price. The inability of our management to renew or replace our current contracts as they expire and to respond appropriately to changing market conditions could affect our profitability.

        For more information regarding our competition, please read "Item 1. Business—Industry Overview" contained in our Annual Report on Form 10-K for the year ended December 31, 2005, as amended, which is incorporated by reference herein.

  Our profitability is affected by the volatility of NGL product and natural gas prices.

        We are subject to significant risks associated with frequent and often substantial fluctuations in commodity prices. In the past, the prices of natural gas and NGLs have been extremely volatile, and we expect this volatility to continue. The NYMEX daily settlement price of natural gas for the prompt month contract in 2005 ranged from a high of $15.38 per MMBtu to a low of $5.79 per MMBtu in 2005. In the first nine months of 2006, the same index ranged from a high of $11.23 per MMBtu to a low of $4.20 per MMBtu. A composite of the weighted monthly average NGLs price at our Appalachian facilities based on our average NGLs composition in 2005 ranged from a high of approximately $1.25 per gallon to a low of $0.83 per gallon. In the first nine months of 2006, the same composite ranged from approximately $1.31 per gallon to approximately $1.02 per gallon.

        The markets and prices for natural gas and NGLs depend upon factors beyond our control. These factors include demand for oil, natural gas and NGLs, which fluctuate with changes in market and economic conditions and other factors, including:

  •
  the level of domestic oil, natural gas and NGL production;

  •
  demand for natural gas and NGL products in localized markets;

  •
  imports of crude oil, natural gas and NGLs;

  •
  seasonality;

  •
  the condition of the U.S. economy;

  •
  political conditions in other oil-producing and natural gas-producing countries; and

  •
  domestic government regulation, legislation and policies.

        Our net operating margins under various types of commodity-based contracts are directly affected by changes in NGL product prices and natural gas prices, thus are more sensitive to volatility in commodity prices than our fee-based contracts. Additionally, our purchase and resale of gas in the ordinary course of business exposes us to significant risk of volatility in gas prices due to the potential difference in the time of the purchases and sales, and the potential existence of a difference in the gas price associated with each transaction.

  Our commodity derivative activities may reduce our earnings, profitability and cash flows.

        Our operations expose us to fluctuations in commodity prices. We utilize derivative financial instruments related to the future price of crude oil, natural gas and certain NGLs with the intent of reducing volatility in our cash flows due to fluctuations in commodity prices.

        We account for derivative instruments in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. The extent of our commodity price exposure is related largely to the effectiveness and scope of our derivative activities. We have a policy to enter into derivative transactions related to only a portion of the volume of our expected production or fuel requirements and, as a result, we will continue to have direct commodity price exposure to the unhedged portion. Please read "Item 7A. Quantitative and Qualitative Disclosures about Market Risk" contained in our Annual Report on Form 10-K for the year ended December 31, 2005, as amended, which is incorporated by reference herein. Our actual future production or fuel requirements may be significantly higher or lower than we estimate at the time we enter into derivative transactions for such period. If the actual amount is higher than we estimate, we will have greater commodity price exposure than we intended. If the actual amount is lower than the amount that is subject to our derivative financial instruments, we might be forced to satisfy all or a portion of our derivative transactions without the benefit of the cash flow from our sale or purchase of the underlying physical commodity, resulting in a substantial diminution of our liquidity. As a result of these factors, our hedging activities may not be as effective as we intend in reducing the volatility of our cash flows, and in certain circumstances may actually increase the volatility of our cash flows. In addition, our hedging activities are subject to the risks that a counterparty may not perform its obligation under the applicable derivative instrument, the terms of the derivative instruments are imperfect, and our hedging policies and procedures are not properly followed. It is possible that the steps we take to monitor our derivative financial instruments may not detect and prevent violations of our risk management policies and procedures, particularly if deception or other intentional misconduct is involved. For further information about our risk management policies and procedures, please read "Item 7A. Quantitative and Qualitative Disclosures About Market Risk—Commodity Price Risk and Our Risk Management Policy" contained in our Annual Report on Form 10-K for the year ended December 31, 2005, as amended, which is incorporated by reference herein.

  We have found material weaknesses in our internal controls that require remediation and concluded, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, that our internal controls over financial reporting at December 31, 2005, 2004 and 2003, were not effective. If we fail to remediate any material weaknesses, we could be unable to provide timely and reliable financial information, which could have a material adverse effect on our business, results of operations or financial condition.

        We have identified, and the audit report on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Deloitte & Touche LLP as of December 31, 2005 confirmed the presence of, material weaknesses in our internal controls over financial reporting. In particular, our control environment did not sufficiently promote effective internal control over financial reporting through the management structure to prevent a material misstatement. Furthermore, we did not have adequate internal controls and processes in place to allow independent validation of data or control and review of our management's assertions with respect to the completeness, accuracy and validity of commodity derivative transactions.

        In addition, we and KPMG LLP, our independent registered public accounting firm at that time, identified material weaknesses in our internal control over financial reporting as of December 31, 2004. Additionally, PwC, our independent registered public accounting firm at the time, identified certain deficiencies in our accounting controls as of December 31, 2003. Considered collectively, these deficiencies may have constituted a material weakness in our internal controls pursuant to standards established by the American Institute of Certified Public Accountants. For a further discussion of these material weaknesses, please read "Item 7. Managements Discussion and Analysis of Financial Condition and Results of Operations—Overview—Material Weaknesses Reported for the Years Ended December 31, 2005, 2004 and 2003" contained in our Annual Report on Form 10-K for the year ended December 31, 2005, as amended, which is incorporated by reference herein and our Quarterly Report on Form 10-Q for the three months ended September 30, 2006, which is incorporated by reference herein.

        The full impact of our efforts to remediate the identified material weaknesses had not been realized as of December 31, 2005 and may not be sufficient to maintain effective internal controls in the future. We may not be able to implement and maintain adequate controls over our financial processes and reporting, which may require us to restate our financial statements in the future. In addition, we may discover additional past, ongoing or future material weaknesses or significant deficiencies in our financial reporting system in the future. Any failure to implement new controls, or difficulty encountered in their implementation, could cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements.

  We are subject to operating and litigation risks that may not be covered by insurance.

        Our industry is subject to numerous operating hazards and risks incidental to processing, transporting, fractionating and storing natural gas and NGLs, and to transporting and storing crude oil. These include:

  •
  damage to pipelines, plants, related equipment and surrounding properties caused by floods, hurricanes and other natural disasters;

  •
  inadvertent damage from construction and farm equipment;

  •
  leakage of crude oil, natural gas, NGLs and other hydrocarbons;

  •
  fires and explosions; and

  •
  other hazards, including those associated with high-sulfur content, or sour gas, that could also result in personal injury and loss of life, pollution and suspension of operations.

        As a result, we may be a defendant in various legal proceedings and litigation arising from our operations. We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. Market conditions could cause certain insurance premiums and deductibles to become unavailable, or available only for reduced amounts of coverage. For example, insurance carriers now require broad exclusions for losses due to war risk and terrorist acts. In addition, insurance carriers have indicated hurricane insurance premiums may increase significantly and policy limits may be significantly reduced. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position.

  Transportation on certain of our pipelines may be subject to federal or state rate and service regulation, and the imposition and/or cost of compliance with such regulation could adversely affect our profitability.

        Some of our gas, liquids and crude oil transmission operations are subject to rate and service regulations under FERC or various state regulatory bodies, depending upon jurisdiction. FERC generally regulates the transportation of natural gas and oil in interstate commerce, and FERC's regulatory authority includes: facilities construction, acquisition, extension or abandonment of services or facilities; accounts and records; and depreciation and amortization policies. Intrastate natural gas pipeline operations and transportation on proprietary natural gas or petroleum products pipelines are generally not subject to regulation by FERC, and the Natural Gas Act ("NGA") specifically exempts some gathering systems. Yet such operations may still be subject to regulation by various state agencies. The applicable statutes and regulations generally require that our rates and terms and conditions of service provide no more than a fair return on the aggregate value of the facilities used to render services. We cannot assure you that FERC will not at some point determine that such gathering and transportation services are within its jurisdiction, and regulate such services. FERC rate cases can involve complex and expensive proceedings. For more information regarding regulatory matters that could affect our business, please read "Item 1. Business—Regulatory Matters" contained in our Annual Report on Form 10-K for the year ended December 31, 2005, as amended, which is incorporated by reference herein.

  If we are unable to obtain new rights-of-way or the cost of renewing existing rights-of-way increases, then we may be unable to fully execute our growth strategy and our cash flows could be adversely affected.

        The construction of additions to our existing gathering assets may require us to obtain new rights-of-way prior to constructing new pipelines. We may be unable to obtain such rights-of-way to connect new natural gas supplies to our existing gathering lines or capitalize on other attractive expansion opportunities. Additionally, it may become more expensive for us to obtain new rights-of-way or to renew existing rights-of-way. If the cost of obtaining new rights-of-way or renewing existing rights-of-way increases, then our cash flows could be adversely affected.

  We are indemnified for liabilities arising from an ongoing remediation of property on which our facilities are located and our results of operation and our ability to make payments of principal and interest on the notes could be adversely affected if the indemnifying party fails to perform its indemnification obligation.

        Columbia Gas is the previous or current owner of the property on which our Kenova, Boldman, Cobb and Kermit facilities are located and is the previous operator of our Boldman and Cobb facilities. Columbia Gas has been or is currently involved in investigatory or remedial activities with respect to the real property underlying the Boldman and Cobb facilities pursuant to an "Administrative Order by Consent for Removal Actions" entered into by Columbia Gas and the U.S. Environmental Protection Agency and, in the case of the Boldman facility, an "Agreed Order" with the Kentucky Natural Resources and Environmental Protection Cabinet.

        Columbia Gas has agreed to retain sole liability and responsibility for, and to indemnify MarkWest Hydrocarbon against, any environmental liabilities associated with these regulatory orders or the real property underlying these facilities to the extent such liabilities arose prior to the effective date of the agreements pursuant to which such properties were acquired or leased from Columbia Gas. At the closing of our initial public offering, MarkWest Hydrocarbon assigned us the benefit of its indemnity from Columbia Gas with respect to the Cobb, Boldman and Kermit facilities. While we are not a party to the agreement under which Columbia Gas agreed to indemnify MarkWest Hydrocarbon with respect to the Kenova facility, MarkWest Hydrocarbon has agreed to provide to us the benefit of its indemnity, as well as any other third party environmental indemnity of which it is a beneficiary. MarkWest Hydrocarbon has also agreed to provide us an additional environmental indemnity pursuant to the terms of the Omnibus Agreement. Our results of operation and our ability to make cash distributions to our unitholders could be adversely affected if in the future either Columbia Gas or MarkWest Hydrocarbon fails to perform under the indemnification provisions of which we are the beneficiary.

  Our business is subject to federal, state and local laws and regulations with respect to environmental, safety and other regulatory matters, and the violation of, or the cost of compliance with, such laws and regulations could adversely affect our profitability.

        Numerous governmental agencies enforce comprehensive and stringent laws and regulations on a wide range of environmental, safety and other regulatory matters. We could be adversely affected by increased costs due to stricter pollution-control requirements or liabilities resulting from non-compliance with operating or other regulatory permits. New environmental laws and regulations might adversely influence our products and activities. Federal, state and local agencies also could impose additional safety requirements, any of which could affect our profitability. In addition, we face the risk of accidental releases or spills associated with our operations. These could result in material costs and liabilities, including those relating to claims for damages to property and persons. Our failure to comply with environmental or safety-related laws and regulations could result in administrative, civil and criminal penalties, the imposition of investigatory and remedial obligations and even injunctions that restrict or prohibit our operations.

        For more information regarding the environmental, safety and other regulatory matters that could affect our business, please read "Item 1. Business—Regulatory Matters," "Item 1. Business—Environmental Matters," and "Item 1. Business—Pipeline Safety Regulations" contained in our Annual Report on Form 10-K for the year ended December 31, 2005, as amended, which is incorporated by reference herein.

  The amount of gas we process, gather and transmit, or the crude oil we gather and transport, may be reduced if the pipelines to which we deliver the natural gas or crude oil cannot, or will not, accept the gas or crude oil.

        All of the natural gas we process, gather and transmit is delivered into pipelines for further delivery to end-users. If these pipelines cannot, or will not, accept delivery of the gas due to downstream constraints on the pipeline, we will be forced to limit or stop the flow of gas through our pipelines and processing systems. In addition, interruption of pipeline service upstream of our processing facilities would likewise limit or stop flow through our processing facilities. Likewise, if the pipelines into which we deliver crude oil are interrupted, we will be limited in, or prevented from conducting, our crude oil transportation operations. Any number of factors beyond our control could cause such interruptions or constraints on pipeline service, including necessary and scheduled maintenance, or unexpected damage to the pipeline. Because our revenues and net operating margins depend upon (1) the volumes of natural gas we process, gather and transmit, (2) the throughput of NGLs through our transportation, fractionation and storage facilities and (3) the volume of crude oil we gather and transport, any reduction of volumes could result in a material reduction in our net operating margin.

  Our business would be adversely affected if operations at any of our facilities were interrupted.

        Our operations depend upon the infrastructure that we have developed, including processing and fractionation plants, storage facilities, and various means of transportation. Any significant interruption at these facilities or pipelines, or our inability to transmit natural gas or NGLs, or transport crude oil to or from these facilities or pipelines for any reason, would adversely affect our results of operations. Operations at our facilities could be partially or completely shut down, temporarily or permanently, as the result of circumstances not within our control, such as:

  •
  unscheduled turnarounds or catastrophic events at our physical plants;

  •
  labor difficulties that result in a work stoppage or slowdown; and

  •
  a disruption in the supply of crude oil to our crude oil pipeline, natural gas to our processing plants or gathering pipelines, or a disruption in the supply of NGLs to our transportation pipeline and fractionation facility.

  Due to our lack of asset diversification, adverse developments in our gathering, processing, transportation, transmission, fractionation and storage businesses would reduce our ability to make distributions to our unitholders.

        We rely exclusively on the revenues generated from our gathering, processing, transportation, transmission, fractionation and storage businesses. An adverse development in one of these businesses would have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets.

  As a result of damage caused by Hurricanes Katrina and Rita in the Gulf of Mexico and Gulf Coast regions, insurance costs related to oil and gas assets in these regions have increased significantly. In the future, we may be unable to obtain adequate insurance on our interest in Starfish at rates we consider reasonable.

        During 2005, Hurricanes Katrina and Rita caused severe and widespread damage to oil and gas assets in the Gulf of Mexico and Gulf Coast regions. The loss to both offshore and onshore assets resulting from the hurricanes has led to substantial insurance claims within the oil and gas industry. Along with other industry participants, we expect insurance costs to increase within this region as a result of these developments. We have renewed our insurance covenant relating to Starfish and mitigated a portion of the cost increase by reducing our coverage and adding on more broad self insurance element to our overall coverage. In the future, we may be unable to obtain adequate insurance on our interest in Starfish at rates we consider reasonable and as a result may experience losses that are not insured or that exceed the maximum limits under our insurance policies. If a significant negative event that is not fully insured occurs with respect to Starfish, it could materially and adversely affect our financial condition and results of operations.

  A shortage of skilled labor may make it difficult for us to maintain labor productivity, and competitive costs and could adversely affect our profitability.

        Our operations require skilled and experienced laborers with proficiency in multiple tasks. In recent years, a shortage of workers trained in various skills associated with the midstream energy business has caused us to conduct certain operations without full staff, which decreases our productivity and increases our costs. This shortage of trained workers is the result of the previous generation's experienced workers reaching the age for retirement, combined with the difficulty of attracting new laborers to the midstream energy industry. Thus, this shortage of skilled labor could continue over an extended period. If the shortage of experienced labor continues or worsens, it could have an adverse impact on our labor productivity and costs and our ability to expand production in the event there is an increase in the demand for our products and services, which could adversely affect our profitability.

Risks Related to the Notes

  We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

        We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the partnership interests and the other equity interests in our subsidiaries. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, our credit facility and applicable state partnership laws and other laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount at maturity of the notes, or to repurchase the notes upon the occurrence of a change of control, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We cannot assure you that we would be able to refinance the notes.

  Payment of principal and interest on the notes will be effectively subordinated to our senior secured debt to the extent of the value of the assets securing that debt.

        The notes are effectively subordinated to claims of our secured creditors and the subsidiary guarantees are effectively subordinated to the claims of our secured creditors as well as the secured creditors of our subsidiary guarantors. Holders of our secured obligations, including obligations under our existing senior secured credit facility, will have claims that are prior to claims of the holders of the notes with respect to the assets securing those obligations. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, our assets and those of our subsidiaries will be available to pay obligations on the notes and the guarantees only after holders of our senior secured debt have been paid the value of the assets securing such debt. Although all of our subsidiaries, other than MarkWest Energy Finance Corporation, the co-issuer of the notes, currently guarantee the notes, in the future, under certain circumstances, the guarantees are subject to release and we may have subsidiaries that are not guarantors. In that case, the notes would be effectively subordinated to the claims of all creditors, including trade creditors and tort claimants, of our subsidiaries that are not guarantors. In the event of the liquidation, dissolution, reorganization, bankruptcy or similar proceeding of the business of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the notes.

  We require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures depends on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        We cannot assure you that we will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facility and the notes, on commercially reasonable terms or at all.

  We distribute all of our available cash to our unitholders and we are not required to accumulate cash for the purpose of meeting our future obligations to our noteholders, which may limit the cash available to service the notes.

        Subject to the limitations on restricted payments contained in the indenture governing the notes and in our credit facility and other indebtedness, we distribute all of our "available cash" each quarter to our limited partners and our general partner. "Available cash" is defined in our partnership agreement, and it generally means, for each fiscal quarter:

  •
  all cash on hand at the end of the quarter;

  •
  plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners;

  •
  less the amount of cash that our general partner determines in its reasonable discretion is necessary or appropriate to:

  •
  provide for the proper conduct of our business;

  •
  comply with applicable law, any of our debt instruments, or other agreements; or

  •
  provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters.

        As a result, we do not expect to accumulate significant amounts of cash. Depending on the timing and amount of our cash distributions, these distributions could significantly reduce the cash available to us in subsequent periods to make payments on the notes.

  We may not be able to fund a change of control offer.

        In the event of a change of control, we will be required, subject to certain conditions, to offer to purchase all notes then outstanding at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. If a change of control were to occur today, we would not have sufficient funds available to purchase all notes then outstanding were they to be tendered in response to an offer made as a result of a change of control. We cannot assure you that we will have sufficient funds available or that we will be permitted by our other debt instruments to fulfill these obligations upon a change of control in the future. Furthermore, certain change of control events would constitute an event of default under our current bank credit facilities. See "Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control."

  Many of the covenants contained in the indenture will terminate if the notes are rated investment grade by both Standard & Poor's and Moody's and no default has occurred and is continuing.

        Many of the covenants in the indenture governing the notes will terminate if the notes are rated investment grade by both Standard & Poor's and Moody's provided at such time no default has occurred and is continuing. The covenants restrict, among other things, our ability to pay dividends, incur debt, and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade. However, termination of these covenants would allow us to engage in certain transactions that would not have been permitted while these covenants were in force, and the effects of any such transactions will be permitted to remain in place even if the notes are subsequently downgraded below investment grade. See "Description of Exchange Notes—Covenant Termination."

  The subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or void the subsidiary guarantees.

        Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee could be voided, or claims in respect of a subsidiary guarantee could be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its subsidiary guarantee:

  •
  received less than reasonably equivalent value or fair consideration for the incurrence of such subsidiary guarantee; and

  •
  was insolvent or rendered insolvent by reason of such incurrence; or

  •
  was engaged in a business or transaction for which the subsidiary guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        In addition, any payment by that subsidiary guarantor pursuant to its subsidiary guarantee could be voided and required to be returned to the subsidiary guarantor, or to a fund for the benefit of the creditors of the subsidiary guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability, including contingent liabilities, on its existing debts, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

  Our general partner will not have any liability for the notes.

        The indenture provides that our general partner will have no liability for our obligations under the notes. Accordingly, if we and the subsidiary guarantors are unable to make payments on the notes, you will not be able to recover against our general partner.

  Your ability to transfer the exchange notes may be limited by the absence of a trading market.

        The exchange notes generally will be freely transferable, but will also be new securities for which currently there is no trading market. We do not currently intend to apply for listing of the notes on any securities exchange or stock market. The liquidity of any market for the exchange notes will depend on the number of holders of those notes, the interest of securities dealers in making a market in those notes and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes. Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the exchange notes will be free from similar disruptions. Any such disruption may adversely affect the noteholders' ability to transfer the exchange notes.

Risks Related to Our Ownership Structure

  Cost reimbursements and fees due our general partner may be substantial and could adversely affect us.

        We are required to reimburse our general partner for all expenses it incurs on our behalf. Our general partner has sole discretion in determining the amount of these expenses. Our general partner and its affiliates also may provide us other services for which we will be charged fees. The amount and timing of such fees could adversely impact our results of operations and ability to make payments on the notes.

  MarkWest Hydrocarbon and its affiliates have conflicts of interest and limited fiduciary responsibilities, which may permit them to favor their own interests to your detriment.

        MarkWest Hydrocarbon and its affiliates own and control our general partner. MarkWest Hydrocarbon and its affiliates currently own a significant limited partner interest in us. A number of officers and employees of MarkWest Hydrocarbon and our general partner also own interests in us. Conflicts of interest may arise between MarkWest Hydrocarbon and its affiliates, including our general partner, on the one hand, and us, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over the interests of our noteholders. These conflicts include, among others, the following situations:

  Conflicts relating to control:

  •
  employees of MarkWest Hydrocarbon who provide services to us also devote significant time to the businesses of MarkWest Hydrocarbon and are compensated by MarkWest Hydrocarbon for these services;

  •
  neither our partnership agreement nor any other agreement requires MarkWest Hydrocarbon to pursue a future business strategy that favors us or utilizes our assets for processing, transportation or fractionation services we provide. MarkWest Hydrocarbon's directors and officers have a fiduciary duty to make these decisions in the best interests of the stockholders of MarkWest Hydrocarbon;

  •
  our general partner is allowed to take into account the interests of parties other than us, such as MarkWest Hydrocarbon, in resolving conflicts of interest, consequently the resolution of such conflicts of interest may adversely affect us; and

  •
  our general partner controls the enforcement of obligations owed to us by our general partner and its affiliates, including the processing, transportation and fractionation agreements with MarkWest Hydrocarbon.

  MarkWest Hydrocarbon and its affiliates may engage in competition with us.

        MarkWest Hydrocarbon and its affiliates may engage in competition with us, which could adversely affect us. Pursuant to the Omnibus Agreement, MarkWest Hydrocarbon and its affiliates have agreed not to engage in, whether by acquisition, construction or otherwise, the business of processing natural gas and transporting, fractionating and storing NGLs. These restrictions, however, do not apply to:

  •
  the gathering of natural gas;

  •
  any business operated by MarkWest Hydrocarbon or any of its subsidiaries at the closing of our initial public offering;

  •
  any business that MarkWest Hydrocarbon or any of its subsidiaries acquires or constructs that has a fair market value of less than $7.5 million;

  •
  any business that MarkWest Hydrocarbon or any of its subsidiaries acquires or constructs that has a fair market value of $7.5 million or more if we have been offered the opportunity to purchase the business for fair market value, and we decline to do so with the concurrence of the conflicts committee of our general partner; and

  •
  any business that MarkWest Hydrocarbon or any of its subsidiaries acquires or constructs where the fair market value of the restricted business is $7.5 million or more and represents less than 20% of the aggregate value of the entire business acquired or constructed; provided, however, that following completion of such acquisition or construction, we are provided the opportunity to purchase such restricted business, and we decline to do so with the concurrence of the conflicts committee of our general partner.

        Upon a change of control of MarkWest Hydrocarbon or a sale of the general partner by MarkWest Hydrocarbon, the non-competition provisions of the Omnibus Agreement will terminate.

  Due to our relationships with MarkWest Hydrocarbon, adverse developments concerning MarkWest Hydrocarbon could adversely affect us, even if we have not suffered any similar developments.

        MarkWest Hydrocarbon owns approximately 89.2% of our general partner and employs the personnel who operate our businesses. MarkWest Hydrocarbon also owns a significant limited partner interest in us, and is a significant customer of ours. If MarkWest Hydrocarbon suffers financial stress, we may be adversely affected, even if we have not suffered any similar developments. In the event that MarkWest Hydrocarbon's liquidity needs are not satisfied, MarkWest Hydrocarbon could be forced to seek protection from its creditors, including us, in bankruptcy, which could adversely impact our results of operations and ability to make payments on the notes.

        For more information regarding our relationships with MarkWest Hydrocarbon, see "Certain Relationships and Related Transactions."

  We do not have any employees and rely solely on employees of MarkWest Hydrocarbon and its affiliates who serve as our agents.

        We do not have any employees and rely solely on employees of MarkWest Hydrocarbon and its affiliates who serve as our agents. MarkWest Hydrocarbon and its affiliates conduct businesses and activities of their own in which we have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the employees who provide services to our general partner. If the employees of MarkWest Hydrocarbon and its affiliates do not devote sufficient attention to the management and operation of our business, our financial results may suffer and our ability to make payments on the notes may be reduced.

  Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity level taxation by states. If the IRS treats us as a corporation or we become subject to entity level taxation for state tax purposes, it would substantially reduce our ability to make payments on the notes.

        If we were classified as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate. Treatment of us as a corporation would cause a material reduction in our anticipated cash flow, which would materially and adversely affect our ability to make payments on the notes.

        In addition, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity level taxation through the imposition of state income, franchise or other forms of taxation. Imposition of such forms of taxation would reduce our cash flow.

        You are urged to read "Material Federal Income Tax Consequences" for a discussion of the expected material federal income tax consequences of purchasing the notes.

USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive outstanding notes in a like principal amount. The form and terms of the exchange notes are identical in all respects to the form and terms of the outstanding notes, except the exchange notes do not include certain transfer restrictions, registration rights or provisions for additional interest. Outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our outstanding indebtedness.

        The net proceeds of the offerings of the outstanding notes in July 2006 and October 2006 were approximately $265.7 million, after deducting the initial purchasers' discount and our estimated offering expenses. We used the net proceeds of that offering to repay a portion of the borrowings outstanding under our credit facility incurred in connection with our recent acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

        The table below sets forth the ratios of earnings to fixed charges for us for the periods indicated. On May 24, 2002, we completed our initial public offering whereby we became successor to the business of the MarkWest Hydrocarbon Midstream Business (Midstream Business). As such, the year ended December 31, 2001 reflect the financial results of the Midstream Business.

	Year Ended December 31,
						Nine Months Ended September 30, 2006
	2001	2002	2003	2004	2005
RATIO OF EARNINGS TO FIXED CHARGES	3.79X	3.77X	2.07X	1.57X	1.15X	2.35X

        For purposes of computing the ratio of earnings to fixed charges, "earnings" is the aggregate of the following items:

  •
  pre-tax income or loss from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees;

  •
  plus fixed charges;

  •
  plus distributed income of equity investees;

  •
  less capitalized interest; and

  •
  less minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

        The term "fixed charges" means the sum of the following:

  •
  interest expense and capitalized, including amortization of premiums, discounts and capitalized expenses related to indebtedness (excluding write-off of capitalized expenses related to indebtedness); and

  •
  an estimate of the interest within rental expense.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

        On March 31, 2005, we acquired a 50% non-operating membership interest in Starfish Pipeline Company, LLC (the "Starfish acquisition") from an affiliate of Enterprise Products Partners, L.P. for $41.7 million. The acquisition was financed through our credit facility. On November 1, 2005, we acquired 100% of the equity interests in Javelina Company, Javelina Pipeline Company, Javelina Land Company, L.L.C. and related entities (collectively, "Javelina") for $357.0 million, plus $41.3 million for net working capital. We had a net draw of $386.5 million on our credit facility to finance the Javelina acquisition. We also incurred $10.4 million of debt issuance costs, of which $5.4 million was paid in cash and $5.0 million was paid from drawings on the credit facility. The final determination of the working capital amount and allocation of the purchase price has not been completed.

        The following unaudited pro forma consolidated statement of operations for the year ended December 31, 2005 and the nine months ended September 30, 2006 gives effect to the following transactions as if they all occurred on January 1, 2005:

  •
  the Javelina acquisition;

  •
  our net borrowings under our credit facility to finance the Javelina acquisition;

  •
  the Starfish acquisition;

  •
  our net borrowings on our credit facility to partially finance the Starfish acquisition;

  •
  our November 2005 private placement of 1,644,065 common units at an offering price of $44.21 per unit, and a capital contribution from our general partner to maintain its 2% general partner interest;

  •
  our December 2005 private placement of 574,714 common units at an offering price of $43.50 per unit, and a capital contribution from our general partner to maintain its 2% general partner interest;

  •
  our July 2006 public offering of 3,300,000 common units at a public offering price of $39.75, and a capital contribution from our general partner to maintain its 2% general partner interest;

  •
  our July 2006 and October 2006 private placements of $275 million in aggregate principal amount of the outstanding notes to qualified institutional buyers;

  •
  the application of the net proceeds from our November 2005 private placement, December 2005 private placement and our June 2006 public offering of common units, including, in each case, the contribution from our general partner, and the application of the net proceeds from our July 2006 and October 2006 private placements of senior notes to repay borrowings under our credit facility incurred in connection with the acquisition of both Javelina and Starfish.

        These transaction adjustments are presented and discussed in the notes to the unaudited pro forma financial statements. You should read the unaudited pro forma financial statements and accompanying notes along with our historical financial statements and the accompanying notes and the historical financial statements of Javelina and Starfish and the accompanying notes incorporated by reference into this prospectus.

        The information presented under the heading "Javelina" in the pro forma financial statements reflects the results of operations of Javelina Company and Javelina Pipeline Company for the ten months ended October 31, 2005. No separate information for the other Javelina entities has been presented as the amounts are immaterial. In addition to property, plant and equipment, the acquisition of equity interests resulted in the assumption of certain current assets and liabilities of the companies as of November 1, 2005. Our historical consolidated statements of operations for the year ended December 31, 2005 and the nine months ended September 30, 2006 include results of Javelina from November 1, 2005 through December 31, 2005 and from January 1, 2006 through September 30, 2006, respectively. Accordingly, the separate Javelina information only includes the ten months ended October 31, 2005 that are not already included in our results.

        The information presented under the heading "Starfish" reflects the results of operations of Starfish Pipeline Company, LLC for the three months ended March 31, 2005. Our historical consolidated statements of operations for the year ended December 31, 2005 and the nine months ended September 30, 2006 include the Starfish acquisition from April 1, 2005 through December 31, 2005 and from January 1, 2006 through September 30, 2006, respectively. Accordingly, the separate Starfish information reflects only the three months ended March 31, 2005, that are not already included in our results.

        The pro forma statements of operations were derived by adjusting the historical financial statements of MarkWest Energy Partners, L.P. The adjustments are based on currently available information. We believe, however, that the adjustments provide a reasonable basis for presenting the significant effects of the transactions described above. The unaudited pro forma financial statements do not purport to present our results of operations had the acquisitions or the other transactions actually been completed as of the dates indicated. Moreover, the statements do not project our financial position or results of operations for any future date or period.

	Twelve Months Ended December 31, 2005						Nine Months Ended September 30, 2006
	MarkWest Energy	Starfish	Javelina	Pro Forma Adjustments		Pro Forma As Adjusted	MarkWest Energy	Pro Forma Adjustments		Pro Forma As Adjusted
	(in thousands, except per unit amounts)
Revenues:
Sales to unaffiliated parties	$434,162	$—	$255,864	$—		$690,026	$393,482	$—		$393,482
Sales to affiliate	64,922	—	—	—		64,922	55,288	—		55,288
Derivatives	—	—	—	—		—	6,009	—		6,009

Total Revenues	499,084	—	255,864	—		754,948	454,779	—		454,779

Operating expenses:
Purchased product costs	366,878	—	178,147	—		545,025	258,791	—		258,791
Facility expenses	47,972	—	42,613	—		90,585	44,964	—		44,964
Selling, general and administrative expenses	21,573	—	1,363	—		22,936	30,404	—		30,404
Depreciation	19,534	—	7,677	(964	)(a)	26,247	22,462	—		22,462
Amortization of intangible assets	9,656	—	—	6,405	(b)	16,061	12,072	—		12,072
Accretion of asset retirement and lease obligations	159	—	—	—		159	75	—		75

Total operating expenses	465,772	—	229,800	5,441		701,013	368,768	—		368,768

Income from operations	33,312	—	26,064	(5,441)		53,935	86,011	—		86,011
Other income (expense):
Earnings in unconsolidated affiliates	(2,153)	984	—	(72	)(c)	(1,241)	3,240	—		3,240
Interest income	367	—	354	—		721	709			709
Interest expense	(22,469)	—	—	(24,060 (750 6,518 9,546 (4,456	)(d) )(e) (f) (g) )(h)	(35,671)	(31,213)	4,773 (2,515	(g) )(h)	(28,955)
Amortization of deferred financing costs	(6,780)	—	—	(4,926 (10,436	)(d) )(h)	(22,142)	(7,700)	1,450	(h)	(6,250)
Miscellaneous income (expense)	78	—	—	—		78	7,577	—		7,577

Income before Texas Margin tax	2,355	984	26,418	(34,077)		(4,320)	58,624	3,708		62,332
Texas Margin tax	—	—	—	—		—	(679)	—		(679)

Net income (loss)	$2,355	$984	$26,418	$(34,077)		$(4,320)	$57,945	$3,708		$61,653

Interest in net income:
General partner	$2,113	$1,980	$448	$522
Limited partners	$242	$(6,300)	$57,497	$61,131
Net income per limited partner unit:
Basic	$0.02	$(0.38)	$3.95	$3.29
Diluted	$0.02	$(0.38)	$3.93	$3.28
	Twelve Months Ended December 31, 2005					Nine Months Ended September 30, 2006
	MarkWest Energy	Starfish	Javelina	Pro Forma Adjustments	Pro Forma As Adjusted	MarkWest Energy	Pro Forma Adjustments	Pro Forma As Adjusted
	(in thousands)
Weighted average units outstanding
Basic	10,895			5,519	16,414	13,910	3,300	17,210
Diluted	10,929			5,519	16,448	13,975	3,300	17,275

(a)
The pro forma adjustment to Javelina depreciation expense for the year ended December 31, 2005 is as follows (in thousands):

Historical depreciation	$(7,677)
Pro forma depreciation(1)	6,713

Pro forma adjustment to depreciation expense	(964)

(1)
Pro forma depreciation is based on the following lives: Buildings (40 years), Pipeline and plant equipment (20 years), Other (3 years).

(b)
Amortization of identifiable intangible assets and customer contracts of $192.1 million for the year ended December 31, 2005, over the estimated useful life of 25 years.

(c)
Amortization of the excess Starfish purchase price over net book value of $4.9 million for the three months from January 1, 2005, to the Starfish acquisition date, over the estimated useful life of 17 years.

(d)
Interest expense on the debt associated with the Javelina acquisition of $386.5 million for the first 10 months of the year ended December 31, 2005, at a weighted average interest of 7.50%. The effect of a 0.125% variance in annual interest rates under our credit facility on pro forma interest expense would have been approximately $0.4 million. Amortized deferred financing costs for the nine months ended September 30, 2005, based upon the term of the debt facility, and expensed debt issuance costs were both associated with the debt for the Javelina acquisition.

(e)
Interest expense on the incremental debt associated with the Starfish acquisition of $40.0 million for the three months from January 1, 2005, to the Starfish acquisition date, at a weighted average interest rate of 7.50%. The effect of a 0.125% variance in annual interest rates under our credit facility on pro forma interest expense would have been approximately $12,500.

(f)
Reduction of interest expense resulting from the application of the net proceeds from our November 2005 private placement and December 2005 private placements of $74.1 million and $25.4 million, respectively.

(g)
Reduction of interest expense resulting from the application of the estimated net proceeds from our July 2006 public equity offering of $127.3 million.

(h)
Adjusted to reflect our July 2006 and October 2006 private placement of the outstanding notes. The twelve months ended December 31, 2005, reflect additional interest expense of $4.5 million and additional amortization of deferred financing costs ($0.6 million associated with the notes in our July 2006 private placement, $3.3 million reduction associated with retirement of existing debt, and $13.1 million acceleration associated with existing debt). The nine months ended September 30, 2006, reflect additional interest expense of $2.5 million and a reduction in deferred financing costs ($0.3 million associated with the notes in our July 2006 private placement, and $1.8 million associated with existing debt).

SELECTED HISTORICAL FINANCIAL INFORMATION

        The following table shows selected historical financial and operating data of the MarkWest Hydrocarbon Midstream Business and us as of and for the periods indicated. The MarkWest Hydrocarbon Midstream Business represents substantially all of MarkWest Hydrocarbon's historical natural gas gathering and processing and NGL transportation, fractionation and storage businesses prior to our formation. The selected historical financial data for the MarkWest Hydrocarbon Midstream Business as of and for the year ended December 31, 2001 is derived from the audited financial statements of the MarkWest Hydrocarbon Midstream Business. Our selected historical financial data as of and for the years ended December 31, 2002, 2003, 2004 and 2005 is derived from our audited financial statements.

        The historical financial statements for all periods prior to our formation differ substantially from our financial statements and unaudited pro forma financial statements, principally because of the contracts we entered into with MarkWest Hydrocarbon at the closing of our initial public offering. The largest of these differences is in revenues and purchased product costs. Historically, revenues and purchased product costs in the MarkWest Hydrocarbon Midstream Business were higher because:

  •
  its revenues included the aggregate sales price for all the NGL products produced in its operations; and

  •
  its purchased product costs included the cost of natural gas purchases needed to replace the Btu content of the NGLs extracted in its processing operations under keep-whole contracts and the percentage of the proceeds from the sale of NGL products remitted to producers under percent-of-proceeds contracts.

        In contrast, after entering into contractual arrangements with MarkWest Hydrocarbon in connection with our initial public offering:

  •
  our revenues related to these assets include only the fees we receive for processing natural gas, transporting, fractionating and storing NGLs and the aggregate proceeds from NGL sales we receive under our percent-of-proceeds contracts; and

  •
  our purchased product costs related to these assets primarily consist of the percentage of proceeds from the sale of NGL products remitted to producers under our percent-of-proceeds contracts, with a small portion of our purchased product costs attributable to natural gas purchase to satisfy our obligations under our keep-whole contracts.

        Sustaining capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Expansion capital expenditures are capital expenditures made to expand the existing operating capacity of our assets, whether through construction or acquisition. We treat repair and maintenance expenditures that do not extend the useful life of existing assets as facility expenses as we incur them.

        We derived the information in the following table from, and that information should be read together with and is qualified in its entirety by reference to, the historical and pro forma financial statements and the accompanying notes included elsewhere in this prospectus or incorporated by reference herein. The table should be read together with "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2005, as amended, and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference from our Quarterly Report on Form 10-Q for the three months ended September 30, 2006.

	MarkWest Hydrocarbon Midstream Business	Partnership
	Year Ended December 31,					Nine Months Ended September 30,
	2001	2002	2003(a)	2004(b)	2005(c)	2005	2006
	(in thousands, except per unit amounts)
Statement of Operations:
Revenues	$93,675	$70,246	$117,430	$301,314	$499,084	$323,165	$454,779
Operating expenses:
Purchased product costs	65,483	38,906	70,832	211,534	366,878	233,521	258,791
Facility expenses	13,138	15,101	20,463	29,911	47,972	33,205	44,964
Selling, general and administrative expenses	5,047	5,411	8,598	16,133	21,573	16,487	30,404
Depreciation and amortization of intangible assets	4,490	4,980	7,548	19,196	29,190	19,961	34,534
Impairments	—	—	1,148	130	—	—	—
Accretion of asset retirement obligation	—	—	—	13	159	136	75

Total operating expenses	88,158	64,398	108,589	276,917	465,772	303,310	368,768

Income from operations	5,517	5,848	8,841	24,397	33,312	19,855	86,011
Interest expense, net	(1,307)	(1,414)	(4,057)	(14,385)	(28,882)	(14,440)	(38,204)
Earnings (loss) from unconsolidated affiliates	—	—	—	(65)	(2,153)	(9)	3,240
Miscellaneous income (expense)	—	52	(25)	15	78	132	7,577

Income before income taxes	4,210	4,486	4,759	9,962	2,355	5,538	58,624
Provision (benefit) for income taxes	1,624	(17,175)	—	—	—	—	679

Net income	$2,586	$21,661	$4,759	$9,962	$2,355	$5,538	$57,945

Net income per limited partner unit:
Basic	$0.86	$4.86	$0.95	$1.31	$0.02	$0.45	$3.95
Diluted	$0.86	$4.83	$0.94	$1.31	$0.02	$0.45	$3.93
Cash distributions declared per limited partner unit	—	$1.23	$2.47	$2.97	$3.28	$2.42	$2.76
	MarkWest Hydrocarbon Midstream Business	Partnership
	As of December 31,					As of September 30,
	2001	2002	2003(a)	2004(b)	2005(c)	2006
	(in thousands)
Balance Sheet Data (at period end):
Working capital	$18,240	$1,762	$2,457	$10,547	$11,944	$6,716
Property, plant and equipment, net	82,008	79,824	184,214	280,635	492,961	514,819
Total assets	104,891	87,709	212,871	529,422	1,046,093	1,061,974
Total long-term debt	19,179	21,400	126,200	225,000	604,000	479,654
Partners' capital	65,429	60,863	64,944	241,142	307,175	455,223

	MarkWest Hydrocarbon Midstream Business	Partnership
	Year Ended December 31,					Nine Months Ended September 30,
	2001	2002	2003(a)	2004(b)	2005(c)	2005	2006
	(in thousands)
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$(524)	$33,502	$21,229	$42,275	$42,090	$25,631	$120,508
Investing activities	(8,997)	(2,056)	(112,893)	(273,176)	(469,308)	(91,834)	(66,554)
Financing activities	9,521	(28,670)	97,641	246,411	423,060	51,985	(43,460)
Other Financial Data:
Sustaining capital expenditures(d)	$576	$511	$1,041	$1,163	$2,181	$1,322	$1,451
Expansion capital expenditures(d)	9,075	1,634	1,903	29,304	68,569	48,861	41,514

Total capital expenditures	$9,651	$2,145	$2,944	$30,467	$70,750	$50,183	$42,965

Net operating margin(e)	$28,192	$31,340	$46,598	$89,780	$132,206	$89,644	$195,988
EBITDA(f)	$10,007	$10,885	$16,378	$43,630	$60,794	$40,149	$131,623
	MarkWest Hydrocarbon Midstream Business	Partnership
	Year Ended December 31,					Nine Months Ended September 30,
	2001	2002	2003(a)	2004(b)	2005(c)	2005	2006
Operating Data:
Southwest:
East Texas
Gathering systems throughput (Mcf/d)	—	—	—	259,300	321,000	313,000	371,000
NGL product sales (gallons)	—	—	—	41,478,000	126,476,000	88,958,000	117,912,000
Oklahoma
Foss Lake gathering systems throughput (Mcf/d)	—	—	57,000	60,900	75,800	73,000	86,000
Arapaho NGL product sales (gallons)	—	—	2,910,000	45,273,000	60,903,000	46,180,000	57,586,000
Other
Appleby gathering systems throughput (Mcf/d)	—	—	23,800	27,100	33,400	33,000	34,000
Other gathering systems throughput (Mcf/d)	—	—	20,500	17,000	16,500	16,000	20,000
Lateral throughput volumes (Mcf/d)(g)	—	—	32,100	75,500	81,000	90,000	84,000
Gulf Coast:
Natural gas processed for a fee (Mcf/d)	—	—	—	—	115,000	NA	125,000
NGLs fractionated for a fee (Gal/day)	—	—	—	—	816,000	NA	1,090,000

Northeast:
Appalachia:
Natural gas processed for a fee (Mcf/d)	192,000	202,000	202,000	203,000	197,000	197,000	200,000
NGLs fractionated for a fee (Gal/day)	423,000	476,000	458,000	475,000	430,000	426,000	451,000
NGL product sales (gallons)	—	38,813,000	40,305,000	42,105,000	41,700,000	31,051,000	32,226,000

Michigan:
Natural gas processed for a fee (Mcf/d)	8,800	13,800	15,000	12,300	6,600	6,700	6,500
Crude oil transported for a fee (Bbl/d)	—	—	15,100	14,700	14,200	14,100	14,600
NGL product sales (gallons)	8,000,000	11,100,000	11,800,000	9,818,000	5,697,000	4,447,000	4,344,000

(a)
We acquired our Foss Lake gathering system in December 2003. We acquired our Arapaho processing plant in December 2003. We acquired our Pinnacle gathering systems in late March 2003. We acquired our Lubbock pipeline in September 2003 and our Michigan Crude Pipeline in December 2003.

(b)
We acquired our East Texas System in late July 2004. We acquired our Hobbs lateral pipeline in April 2004.

(c)
We completed our investment in Starfish on March 31, 2005, and acquired Javelina on November 1, 2005.

(d)
Sustaining capital expenditures include expenditures to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Expansion capital includes expenditures made to expand or increase the efficiency of the existing operating capacity of our assets. Expansion capital expenditures include expenditures that facilitate an increase in volumes within our operations, whether through construction or acquisition.

(e)
Management evaluates contract performance on the basis of net operating margin (a "non-GAAP" financial measure), which is defined as income (loss) from operations, excluding facility expenses, selling, general and administrative expense, depreciation, amortization, impairments and accretion of asset retirement obligations. These charges have been excluded for the purpose of enhancing the understanding, by both management and investors, of the underlying baseline operating performance of our contractual arrangements, which management uses to evaluate our financial performance, for purposes of planning and forecasting future periods. Net operating margin does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Net operating margin results should not be evaluated in isolation of, or as a substitute for, our financial results prepared in accordance with GAAP. Our use of net operating margin, and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that we will not, in fact, incur such charges in future periods. The following reconciles non-GAAP financial measure to income from operations, the most directly comparable GAAP financial performance measure:

	Year Ended December 31,					Nine Months Ended September 30,
	2001	2002	2003	2004	2005	2005	2006
	(in thousands)
Revenues	$93,675	$70,246	$117,430	$301,314	$499,084	$323,165	$454,779
Purchased product costs	65,483	38,906	70,832	211,534	366,878	233,521	258,791

Net operating margin	28,192	31,340	46,598	89,780	132,206	89,644	195,988
Facility expenses	13,138	15,101	20,463	29,911	47,972	33,205	44,964
Selling, general and administrative expenses	5,047	5,411	8,598	16,133	21,573	16,487	30,404
Depreciation	4,490	4,980	7,548	15,556	19,534	13,673	22,462
Amortization of intangible assets	—	—	—	3,640	9,656	6,288	12,072
Accretion of asset retirement obligation	—	—	—	13	159	136	75
Impairments	—	—	1,148	130	—	—	—

Income from operations	$5,517	$5,848	$8,841	$24,397	$33,312	$19,855	$86,011
(f)
EBITDA is defined as earnings before income taxes, plus depreciation and amortization expense and interest expense. EBITDA (i) is not a measure of performance calculated in accordance with GAAP, and (ii) should not be considered in isolation or as a substitute for net income, income from operations or cash flow as reflected in our financial statements.

  EBITDA is presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. Management believes that the presentation of EBITDA is useful to lenders and investors because of its use in the midstream natural gas industry and for master limited partnerships as an indicator of the strength and performance of our ongoing business operations. Additionally, management believes that EBITDA provides additional and useful information to our investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures. The presentation of EBITDA allows investors to view our performance in a manner similar to the methods used by management and provides additional insight to our operating results.

  EBITDA is used by management to determine our operating performance and along with other data as internal measures for setting annual operating budgets, assessing financial performance of our numerous business locations, evaluating targeted businesses for acquisition and determining incentive compensation. We have a number of business locations located in different regions of the United States. EBITDA can be a meaningful measure of financial performance because it excludes factors which are outside the control of the employees responsible for operating and managing the business locations, and provides information management can use to evaluate the performance of the business locations, or the region where they are located, and the employees responsible for operating them.

  There are material limitations to using a measure such as EBITDA, including the difficulty associated with using it as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company's net income or loss. Management compensates for these limitations by considering EBITDA in conjunction with its analysis of other GAAP financial measures, such as gross profit, net income and cash flow from operating activities. In addition, our calculation of EBITDA may not be consistent with similarly titled measures of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP. EBITDA for the periods described herein is calculated in the same manner as presented by us in the past. A reconciliation of EBITDA to net income is presented below.

  The following table reconciles EBITDA with our net income:

	Year Ended December 31,					Nine Months Ended September 30,
	2001	2002	2003	2004	2005	2005	2006
	(in thousands)
Net income	$2,586	$21,661	$4,759	$9,962	$2,355	$5,538	$57,497
Interest expense	1,307	1,419	4,071	14,472	29,249	14,650	38,913
Taxes	1,624	(17,175)	—	—	—	—	679
Depreciation and amortization	4,490	4,980	7,548	19,196	29,190	19,961	34,534

EBITDA	$10,007	$10,885	$16,378	$43,630	$60,794	$40,149	$131,623

(g)
The Lubbock and Hobbs pipelines are the only lateral pipelines we own that produce revenue on a volumetric basis. We receive a flat fee for the use of our other lateral pipelines, and consequently, the throughput volume data from these other lateral pipelines is excluded from this data.

EXCHANGE OFFER

        We sold the outstanding notes on July 6, 2006 and October 20, 2006. The outstanding notes were subsequently offered by the initial purchasers to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons pursuant to Regulation S under the Securities Act.

Purpose of the Exchange Offer

        We sold the outstanding notes in transactions that were exempt from or not subject to the registration requirements under the Securities Act. Accordingly, the outstanding notes are subject to transfer restrictions. In general, you may not offer or sell the outstanding notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws.

        In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. We are offering the exchange notes under this prospectus in an exchange offer for the outstanding notes to satisfy our obligations under the registration rights agreement. During the exchange offer period, we will exchange the exchange notes for all outstanding notes properly surrendered and not withdrawn before the expiration date. The exchange notes have been registered and the transfer restrictions, registration rights and provisions for additional interest relating to the outstanding notes will not apply to the exchange notes.

Resale of Exchange Notes

        Based on no-action letters of the Commission staff issued to third parties, we believe that exchange notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery provisions of the Securities Act if:

  •
  you are not an "affiliate" of us or MarkWest Energy Finance Corporation within the meaning of Rule 405 under the Securities Act;

  •
  such exchange notes are acquired in the ordinary course of your business; and

  •
  you do not intend to participate in a distribution of the exchange notes.

        The Commission, however, has not considered the exchange offer for the exchange notes in the context of a no-action letter, and the Commission may not make a similar determination as in the no-action letters issued to these third parties.

        If you tender in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes, you

  •
  cannot rely on such interpretations by the Commission staff; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        Unless an exemption from registration is otherwise available, any securityholder intending to distribute exchange notes should be covered by an effective registration statement under the Securities Act. The registration statement should contain the selling securityholder's information required by Item 507 of Regulation S-K under the Securities Act.

        This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically described in this prospectus. If you are a broker-dealer, you may participate in the exchange offer only if you acquired the outstanding notes as a result of market-making activities or other trading activities. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge by way of the letter of transmittal that it will deliver this prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

        Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue exchange notes in principal amount equal to the principal amount of outstanding notes surrendered in the exchange offer. Outstanding notes may be tendered only for exchange notes and only in denominations of $1,000 and integral multiples of $1,000.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered in the exchange offer.

        As of the date of this prospectus, $275,000,000 in aggregate principal amount of 8 1/2% Series A Senior Notes due 2016 are outstanding. This prospectus is being sent to DTC, the sole registered holder of the outstanding notes, and to all persons that we can identify as beneficial owners of the outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, or the "Exchange Act," and the rules and regulations of the Commission. Outstanding notes whose holders do not tender for exchange in the exchange offer will remain outstanding and continue to accrue interest. These outstanding notes will be entitled to the rights and benefits such holders have under the indenture relating to the outstanding notes and the registration rights agreement.

        We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

        If you tender outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. Please read "—Fees and Expenses" for more details regarding fees and expenses incurred in connection with the exchange offer.

        We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

Expiration Date

        The exchange offer will expire at 5:00 p.m., New York City time, on February 20, 2007, unless, in our sole discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

        We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any outstanding notes by giving written notice of such extension to their holders at any time until the exchange offer expires or terminates.

During any such extensions, all outstanding notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

        To extend the exchange offer, we will notify the exchange agent in writing of any extension. In addition, we will issue a press release regarding such extension no later than 9:00 a.m. New York City time on the business day after the previously scheduled expiration date.

        If any of the conditions described below under "—Conditions to the Exchange Offer" have not been satisfied, we reserve the right, in our sole discretion

  •
  to delay accepting for exchange any outstanding notes,

  •
  to extend the exchange offer, or

  •
  to terminate the exchange offer,

by giving written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

        Any such delay in acceptance, extension, termination or amendment will be followed promptly by written notice thereof to holders of the outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The prospectus supplement will be distributed to holders of the outstanding notes. Depending upon the significance of the amendment and the manner of disclosure to holders, we will extend the exchange offer if it would otherwise expire during such period. If an amendment constitutes a material change to the exchange offer, including the waiver of a material condition, we will extend the exchange offer, if necessary, to remain open for at least five business days after the date of the amendment. In the event of any increase or decrease in the price of the outstanding notes or in the percentage of outstanding notes being sought by us, we will extend the exchange offer to remain open for at least 10 business days after the date we provide notice of such increase or decrease to the registered holders of outstanding notes.

Conditions to the Exchange Offer

        We will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes if the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the Commission. Similarly, we may terminate the exchange offer as provided in this prospectus before accepting outstanding notes for exchange in the event of such a potential violation.

        We will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us the representations described under "—Procedures for Tendering" and "Plan of Distribution" and such other representations as may be reasonably necessary under applicable Commission rules, regulations or interpretations to allow us to use an appropriate form to register the exchange notes under the Securities Act.

        Additionally, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order has been threatened or is in effect with respect to the exchange offer registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

        We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will promptly give written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes.

        These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times prior to the expiration of the exchange offer in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer.

Procedures for Tendering

        To participate in the exchange offer, you must properly tender your outstanding notes to the exchange agent as described below. We will only issue exchange notes in exchange for outstanding notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes, and you should follow carefully the instructions on how to tender your outstanding notes. It is your responsibility to properly tender your outstanding notes. We have the right to waive any defects. However, we are not required to waive defects, and neither we, nor the exchange agent is required to notify you of defects in your tender.

        If you have any questions or need help in exchanging your outstanding notes, please call the exchange agent whose address and phone number are described in the letter of transmittal included as Annex A to this prospectus.

        All of the outstanding notes were issued in book-entry form, and all of the outstanding notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. We have confirmed with DTC that the outstanding notes may be tendered using ATOP. The exchange agent will establish an account with DTC for purposes of the exchange offer promptly after the commencement of the exchange offer, and DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer their outstanding notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an "agent's message" to the exchange agent. The agent's message will state that DTC has received instructions from the participant to tender outstanding notes and that the participant agrees to be bound by the terms of the letter of transmittal.

        By using the ATOP procedures to exchange outstanding notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

        There is no procedure for guaranteed late delivery of the outstanding notes.

        Determinations Under the Exchange Offer.    We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable following the expiration date of the exchange.

        When We Will Issue Exchange Notes.    In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to 5:00 p.m., New York City time, on the expiration date,

  •
  a book-entry confirmation of such outstanding notes into the exchange agent's account at DTC; and

  •
  a properly transmitted agent's message.

        Such exchange notes will be issued promptly following the expiration or termination of the offer.

        Return of Outstanding Notes Not Accepted or Exchanged.    If we do not accept any tendered outstanding notes for exchange or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged outstanding notes will be returned without expense to their tendering holder. Such non-exchanged outstanding notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offer.

        Your Representations to Us.    By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

  •
  any exchange notes that you receive will be acquired in the ordinary course of your business;

  •
  you have no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

  •
  you are not engaged in and do not intend to engage in the distribution of the exchange notes;

  •
  if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes, you acquired those outstanding notes as a result of market-making activities or other trading activities and you will deliver this prospectus, as required by law, in connection with any resale of the exchange notes; and

  •
  you are not an "affiliate," as defined in Rule 405 under the Securities Act, of us or MarkWest Energy Finance Corporation.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. For a withdrawal to be effective you must comply with the appropriate ATOP procedures. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn outstanding notes and otherwise comply with the ATOP procedures.

        We will determine all questions as to the validity, form, eligibility and time of receipt of a notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

        Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the outstanding notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender, expiration or termination of the exchange offer. You may retender properly withdrawn outstanding notes by following the procedures described under "—Procedures for Tendering" above at any time on or prior to the expiration date of the exchange offer.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

        We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

  •
  Commission registration fees;

  •
  fees and expenses of the exchange agent and trustee;

  •
  accounting and legal fees and printing costs; and

  •
  related fees and expenses.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

Consequences of Failure to Exchange

        If you do not exchange your outstanding notes for exchange notes under the exchange offer, the outstanding notes you hold will continue to be subject to the existing restrictions on transfer. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register outstanding notes under the Securities Act unless the registration rights agreement requires us to do so.

Accounting Treatment

        We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes. This carrying value is the aggregate principal amount of the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Other

        Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

DESCRIPTION OF EXCHANGE NOTES

        The exchange notes will be issued and the outstanding notes were issued under an Indenture dated as of July 6, 2006 among MarkWest Energy Partners, L.P. and MarkWest Energy Finance Corporation, as issuers, the Subsidiary Guarantors (as defined below) party thereto and Wells Fargo Bank, National Association, as trustee (the "Trustee") (the "Indenture"). You can find the definition of various terms used in this Description of Exchange Notes under "—Definitions" below.

        This Description of Exchange Notes is intended to be a useful overview of the material provisions of the exchange notes, the guarantees, and the Indenture. Since this Description of Exchange Notes is only a summary, you should refer to the exchange notes and the Indenture, forms of which are available from us and are also filed as exhibits to the registration statement of which this prospectus is a part, for a complete description of our obligations and your rights.

        In this description, the word "Issuers" refers only to MarkWest Energy Partners and MarkWest Finance and not to any of their subsidiaries and any reference to "MarkWest Energy Partners" or "MarkWest Finance" does not include any of their respective subsidiaries. As used in this section, "MarkWest Finance" means our subsidiary, MarkWest Energy Finance Corporation, which is a co-issuer of the notes. References to the "notes" in this section of the prospectus include the outstanding notes issued on July 6, 2006 and October 20, 2006 and the exchange notes, unless the context otherwise requires.

        If the exchange offer is consummated, holders of notes who do not exchange their notes for exchange notes will vote together with the holders of the exchange notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders under the Indenture (including acceleration after an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of all outstanding notes issued under the Indenture. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any notes that remain outstanding after the exchange offer will be aggregated with the exchange notes, and the holders of these notes and exchange notes will vote together as a single series for all such purposes. Accordingly, all references in this Description of Exchange Notes to specified percentages in aggregate principal amount of the outstanding notes mean, at any time after the exchange offer for the notes is consummated, such percentage in aggregate principal amount of such notes and the exchange notes then outstanding.

Brief Description of the Notes and the Guarantees

The Notes

        The notes are:

  •
  general unsecured, senior obligations of the Issuers;

  •
  rank equally in right of payment to any existing and future senior Indebtedness of either of the Issuers, without giving effect to collateral arrangements, but are effectively subordinated to all present and future secured Indebtedness of either of the Issuers to the extent of the value of the collateral securing such Indebtedness; and

  •
  unconditionally guaranteed on a senior, unsecured basis by the Subsidiary Guarantors.

The Guarantees

        Initially, the notes are guaranteed by MarkWest Energy Partners' operating company, MarkWest Energy Operating Company, L.L.C., which we refer to as the "Operating Company" in this description,

and by all of MarkWest Energy Partners' Subsidiaries, other than MarkWest Finance and minor Subisidiaries.

        Each Guarantee of a Subsidiary Guarantor of these notes is:

  •
  a general unsecured, senior obligation of that Subsidiary Guarantor; and

  •
  ranks equally in right of payment to any future senior Indebtedness of the Subsidiary Guarantor, without giving effect to collateral arrangements, but is effectively subordinated to all present and future secured Indebtedness of the Subsidiary Guarantor to the extent of the value of the collateral securing such Indebtedness.

        As a result of the effective subordination described above, in the event of a bankruptcy, liquidation or reorganization of MarkWest Energy Partners or MarkWest Finance, holders of these notes may recover less ratably than secured creditors of the Issuers who are holders of senior Indebtedness to the extent of the value of the collateral securing such Indebtedness.

        As of November 27, 2006, MarkWest Energy Partners (excluding its subsidiaries) had approximately $496.8 million of total senior Indebtedness outstanding, comprised of the notes and its 6.875% Senior Notes due 2014 (and its guarantee of the Operating Company's borrowings under the Partnership Credit Facility), and no Indebtedness contractually subordinated to the notes. On the same basis, as of November 27, 2006 the Subsidiary Guarantors had $496.8 million of senior Indebtedness outstanding, comprised of their borrowings under the Partnership Credit Facility and their guarantees of the notes and the 6.875% Senior Notes due 2014, and no Indebtedness contractually subordinated to their guarantees of the notes.

        As of the date of the Indenture, all of our Subsidiaries were Subsidiary Guarantors (except MarkWest Finance) and "Restricted Subsidiaries." Certain Subsidiaries in the future may not be Subsidiary Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. Also, under the circumstances described below under the caption "—Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries will not guarantee the notes.

Principal, Maturity and Interest

        The Issuers issued the outstanding notes in an aggregate principal amount of $275 million. Subject to compliance with the covenant described below under the caption "—Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity," we may issue additional notes from time to time under the Indenture. The outstanding notes and any additional notes subsequently issued under the Indenture, together with any exchange notes, will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers will issue notes only in denominations of $1,000 and integral multiples of $1,000. The notes will mature on July 15, 2016.

        Interest on the notes accrues at the rate of 8.50% per annum and is payable semi-annually in arrears on July 15 and January 15, commencing on January 15, 2007. The Issuers will make each interest payment to the holders of record of these notes on the immediately preceding June 30 and December 31.

        Interest on the notes accrues from July 6, 2006 or, if interest has already been paid, it will accrue from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a holder has given wire transfer instructions to the Issuers, the Issuers will make all payments of principal of, premium, if any, and interest on the notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of the Paying Agent within the City and State of New York, unless the Issuers elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The Trustee will initially act as Paying Agent and Registrar. The Issuers may change the Paying Agent or Registrar without prior notice to the holders of the notes, and the Issuers or any of their Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any note selected for redemption or repurchase (except in the case of a note to be redeemed or repurchased in part, the portion not to be redeemed or repurchased). Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed or between a record date and the next succeeding interest payment date.

        The registered holder of a note will be treated as the owner of it for all purposes, and all references in this description to "holders" are to holders of record.

The Guarantees

        Initially, all of our Subsidiaries, other than MarkWest Finance and minor Subsidiaries, have guaranteed our Obligations under the notes and the Indenture. In the future, our Restricted Subsidiaries will be required to guarantee our Obligations under the notes and the Indenture in the circumstances described below under the caption "—Covenants—Additional Subsidiary Guarantees."

        The Subsidiary Guarantors will jointly and severally guarantee on a senior basis the Issuers' Obligations under the notes. The obligations of each Subsidiary Guarantor under its Guarantee will rank equally in right of payment with other Indebtedness of such Subsidiary Guarantor, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under the Guarantee. However, the notes will be structurally subordinated to the secured Indebtedness of our Subsidiary Guarantors to the extent of the value of the collateral securing such Indebtedness. The obligations of each Subsidiary Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors."

        As of November 27, 2006, the Issuers and the Subsidiary Guarantors had approximately $496.8 million of Indebtedness outstanding (excluding guarantees).

        A Subsidiary Guarantor may not consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, except MarkWest Energy Partners or another Subsidiary Guarantor, unless:

  (1)
  immediately after giving effect to that transaction, no Default or Event of Default exists; and

  (2)
  the Person formed by or surviving any such consolidation or merger assumes all the Obligations of that Subsidiary Guarantor pursuant to a supplemental indenture satisfactory to the Trustee, except as provided in clauses (1) and (2) of the next paragraph.

        The Guarantee of a Subsidiary Guarantor will be released:

  (1)
  in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary, if MarkWest Energy Partners applies the Net Proceeds of that sale or other disposition in accordance with the provisions of the Indenture applicable to Asset Sales; or

  (2)
  in connection with any sale or other disposition of all of the Equity Interests of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary, if MarkWest Energy Partners applies the Net Proceeds of that sale in accordance with the provisions of the Indenture applicable to Asset Sales;

  (3)
  if MarkWest Energy Partners designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary;

  (4)
  upon Legal Defeasance or Covenant Defeasance as described below under the caption "—Legal Defeasance and Covenant Defeasance" or upon satisfaction and discharge of the Indenture as described below under the caption "—Satisfaction and Discharge;"

  (5)
  in the case of any Subsidiary Guarantor other than the Operating Company, at such time as such Subsidiary Guarantor ceases to guarantee any other Indebtedness of either of the Issuers and any Indebtedness of the Operating Company; or

  (6)
  in the case of the Operating Company, at such time as the Operating Company ceases to guarantee any other Indebtedness of either of the Issuers, provided that it is then no longer an obligor with respect to any Indebtedness under any Credit Facility.

        See "Repurchase at the Option of Holders—Asset Sales."

Optional Redemption

Schedule of Redemption Prices

        Except as described below, the notes are not redeemable until July 15, 2011. On and after such date, the Issuers may redeem all or, from time to time, a part of the notes upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest on the notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning on July 15 of the years indicated below:

Year	Percentage
2011	104.250%
2012	102.833%
2013	101.417%
2014 and thereafter	100.000%

Make Whole

        In addition, before July 15, 2011, the Issuers may redeem all or, from time to time, a part of the notes upon not less than 30 nor more than 60 days' notice, at a redemption price equal to:

  •
  100% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), plus

  •
  the Make Whole Amount.

        "Make Whole Amount" means, with respect to any note at any redemption date, the excess, if any, of (1) an amount equal to the present value of (a) the redemption price of such note at July 15, 2011 plus (b) the remaining scheduled interest payments on the notes to be redeemed (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date) to July 15, 2011 (other than interest accrued to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (2) the aggregate principal amount of the notes to be redeemed.

        "Treasury Rate" means, at the time of computation, the yield to maturity of United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the redemption date to July 15, 2011; provided, however, that if such period is not equal to the constant maturity of a United States Treasury Security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given, except that if the period from the redemption date to July 15, 2011 is less than one year, the weekly average yield on actually traded United States Treasury Securities adjusted to a constant maturity of one year shall be used.

        The Treasury Rate shall be calculated on the third business day preceding the redemption date. Any weekly average yields calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward.

Equity Offerings

        Before July 15, 2009, the Issuers may on any one or more occasions redeem in the aggregate up to 35% of the aggregate principal amount of notes issued under the Indenture with the net cash proceeds of one or more Equity Offerings at a redemption price equal to 108.5% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on a record date to receive interest due on the relevant interest payment date that is on or prior to the redemption date); provided that

  (1)
  at least 65% of the aggregate principal amount of notes issued under the Indenture remains outstanding after each such redemption; and

  (2)
  any redemption occurs within 60 days after the closing of such Equity Offering (without regard to any over-allotment option).

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

  (1)
  if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

  (2)
  if the notes are not so listed or there are no such requirements, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

        No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that optional redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption unless the Issuers default in making such redemption payment.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, each holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes pursuant to the Change of Control Offer. In the Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase (the "Change of Control Payment Date"), subject to the rights of any holder in whose name a note is registered on a record date occurring prior to the Change of Control Payment Date to receive interest due on an interest payment date that is on or prior to such Change of Control Payment Date. Within 30 days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

        On the Change of Control Payment Date, the Issuers will, to the extent lawful:

  (1)
  accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

  (3)
  deliver or cause to be delivered to the Trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Issuers.

        The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holder of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        The Credit Agreement provides that certain change of control events with respect to MarkWest Energy Partners would constitute a default under the agreements governing such Indebtedness. Any future credit agreements or other agreements relating to Indebtedness to which MarkWest Energy Partners becomes a party may contain similar restrictions and provisions. Moreover, the exercise by the holders of their right to require the Issuers to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control does not, due to the financial effect of such a repurchase on MarkWest Energy Partners. If a Change of Control occurs at a time when MarkWest Energy Partners is prohibited from purchasing notes, MarkWest Energy Partners could seek the consent of the lenders of the borrowings containing such prohibition to the purchase of notes or could attempt to refinance such borrowings. If MarkWest Energy Partners does not obtain such a consent or repay such borrowings, MarkWest Energy Partners will remain prohibited from purchasing notes. In such case, MarkWest Energy Partners' failure to purchase tendered notes would constitute an Event of Default under the Indenture, which would, in turn, in all likelihood constitute a default under such borrowings. Finally, the Issuers' ability to pay cash to the holders upon a repurchase may be limited by MarkWest Energy Partners' then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases.

        Notwithstanding the preceding paragraphs of this covenant, the Issuers will not be required to make a Change of Control Offer upon a Change of Control and a holder will not have the right to require the Issuers to repurchase any notes pursuant to a Change of Control Offer if a third party makes an offer to purchase the notes in the manner, at the times and otherwise in substantial compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer and purchases all notes validly tendered and not withdrawn under such purchase offer.

        The definition of Change of Control includes a phrase relating to the sale, transfer, lease, conveyance or other disposition of "all or substantially all" of the assets of MarkWest Energy Partners and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require MarkWest Energy Partners to repurchase such notes as a result of a sale, transfer, lease, conveyance or other disposition of less than all of the assets of MarkWest Energy Partners and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

        MarkWest Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  MarkWest Energy Partners (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

  (2)
  such fair market value is determined by (a) an executive officer of the General Partner if the value is less than $10.0 million, as evidenced by an officers' certificate delivered to the Trustee or (b) the Board of Directors of the General Partner if the value is $10.0 million or more, as evidenced by a resolution of such Board of Directors of the General Partner; and

  (3)
  at least 75% of the aggregate consideration received by MarkWest Energy Partners and its Restricted Subsidiaries in the Asset Sale and all other Asset Sales since the Issue Date is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

  (a)
  any liabilities (as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet) of MarkWest Energy Partners or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases MarkWest Energy Partners or such Restricted Subsidiary from further liability; and

  (b)
  any securities, notes or other Obligations received by MarkWest Energy Partners or any such Restricted Subsidiary from such transferee that are within 90 days after the Asset Sale (subject to ordinary settlement periods) converted by such Issuer or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

        Within 360 days after the receipt of any Net Proceeds from an Asset Sale, MarkWest Energy Partners or a Restricted Subsidiary may apply (or enter into a definitive agreement for such application within such 360-day period, provided that such application occurs within 90 days after the end of such 360-day period) such Net Proceeds at its option:

  (1)
  to repay senior Indebtedness of MarkWest Energy Partners and/or its Restricted Subsidiaries (or to make an offer to repurchase or redeem such Indebtedness, provided that such repurchase or redemption closes within 45 days after the end of such 360-day period);

  (2)
  to make a capital expenditure in a Permitted Business;

  (3)
  to acquire other long-term tangible assets that are used or useful in a Permitted Business; or

  (4)
  to invest in any other Permitted Business Investment or any other Permitted Investments other than Investments in Cash Equivalents, Interest Swaps or Currency Agreements.

        Pending the final application of any such Net Proceeds, MarkWest Energy Partners or a Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuers will make a pro rata offer (an "Asset Sale Offer") to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, MarkWest Energy Partners may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture, including, without limitation, the repurchase or redemption of Indebtedness of the Issuers or any Subsidiary Guarantor that is subordinated to the notes or, in the case of any Subsidiary Guarantor, the Guarantee of such Subsidiary Guarantor. If the aggregate principal amount of notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds allocated for repurchases of notes pursuant to the Asset Sale Offer for notes, the Trustee shall select the notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        MarkWest Energy Partners will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the MarkWest Energy, Indenture Partners will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Covenants

Restricted Payments

        MarkWest Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of MarkWest Energy Partners' or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving MarkWest Energy Partners or any of its Restricted Subsidiaries) or to the direct or indirect holders of MarkWest Energy Partners' or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than distributions or dividends payable in Equity Interests of MarkWest Energy Partners (other than Disqualified Equity) and other than distributions or dividends payable to MarkWest Energy Partners or a Restricted Subsidiary);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving an Issuer) any Equity Interests of MarkWest Energy Partners or any of its Restricted Subsidiaries (other than any such Equity Interests owned by MarkWest Energy Partners or any of its Restricted Subsidiaries);

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligation or Guarantor Subordinated Obligation, except a payment of interest or principal at the Stated Maturity thereof; or

  (4)
  make any Investment other than a Permitted Investment or a Permitted Business Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments")

unless, at the time of and after giving effect to such Restricted Payment, no Default (except a Reporting Default) or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and either:

  (1)
  if the Fixed Charge Coverage Ratio for MarkWest Energy Partners' four most recent fiscal quarters for which internal financial statements are available is not less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by MarkWest Energy Partners and its Restricted Subsidiaries during the quarter in which such Restricted Payment is made, is less than the sum, without duplication, of:

  (a)
  Available Cash from Operating Surplus as of the end of the immediately preceding quarter, plus

  (b)
  the sum of (i) the aggregate net cash proceeds of any (1) substantially concurrent capital contribution to MarkWest Energy Partners from any Person (other than a Restricted Subsidiary of MarkWest Energy Partners) made after the Issue Date or (2) substantially concurrent issuance and sale (other than to a Restricted Subsidiary of MarkWest Energy Partners) made after the Issue Date of Equity Interests (other than Disqualified Equity) of MarkWest Energy Partners or from the issuance or sale (other than to a Restricted Subsidiary of MarkWest Energy Partners) made after the Issue Date of convertible or exchangeable Disqualified Equity or convertible or exchangeable debt securities of MarkWest Energy Partners that have been converted into or exchanged for such Equity Interests (other than Disqualified Equity), and (ii) the fair market value of any Permitted Business or long-term tangible assets that are useful in a Permitted Business to the extent acquired in consideration of Equity Interests of MarkWest Energy Partners (other than Disqualified Equity) since the Issue Date, plus

    (c)
    to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, the lesser of the refund of capital or similar payment made in cash or Cash Equivalents with respect to such Restricted Investment (less the cost of such disposition, if any) and the initial amount of such Restricted Investment (other than to a Restricted Subsidiary of MarkWest Energy Partners), plus

    (d)
    the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to MarkWest Energy Partners or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash from Operating Surplus for any period commencing on or after the Issue Date (items (b), (c) and (d) being referred to as "Incremental Funds"), minus

    (e)
    the aggregate amount of Incremental Funds previously expended pursuant to this clause (1) or clause (2) below; or

  (2)
  if the Fixed Charge Coverage Ratio for MarkWest Energy Partners' four most recent fiscal quarters for which internal financial statements are available is less than 1.75 to 1.0, such Restricted Payment together with the aggregate amount of all other Restricted Payments made by MarkWest Energy Partners and its Restricted Subsidiaries during the quarter in which such Restricted Payment is made (such Restricted Payments for purposes of this clause (2) meaning only distributions on common units of MarkWest Energy Partners, plus the related distribution on the general partner interest) is less than the sum, without duplication, of:

  (a)
  $50.0 million less the aggregate amount of all prior Restricted Payments made by MarkWest Energy Partners and its Restricted Subsidiaries pursuant to this clause (2)(a) since the Issue Date, plus

  (b)
  Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above.

        For purposes of clauses (1) and (2) above, the term "substantially concurrent" means that either (x) the offering was consummated within 120 days of the date of determination or (y) the offering was consummated within 24 months of the date of determination and the proceeds therefrom were used for the purposes expressly stated in the documents related thereto and may be traced to such use by segregating, separating or otherwise specifically identifying the movement of such proceeds.

        So long as no Default (except a Reporting Default) has occurred and is continuing or would be caused thereby (except with respect to clause (1) below under which the payment of a distribution or dividend is permitted), the preceding provisions will not prohibit:

  (1)
  the payment by MarkWest Energy Partners or any Restricted Subsidiary of any distribution or dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

  (2)
  the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Obligation or any Guarantor Subordinated Obligation or of any Equity Interests of MarkWest Energy Partners in exchange for, or out of the net cash proceeds of, a substantially concurrent (a) capital contribution to MarkWest Energy Partners from any Person (other than a Restricted Subsidiary of MarkWest Partners) or (b) sale (other than to a Restricted Subsidiary of MarkWest Energy Partners) of Equity Interests (other than Disqualified Equity) of MarkWest Energy Partners, with a sale being deemed substantially concurrent if such redemption, repurchase, retirement, defeasance or other acquisition occurs not more than 120 days after such sale; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded or deducted from the calculation of Available Cash from Operating Surplus and Incremental Funds;

  (3)
  the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Obligation or Guarantor Subordinated Obligation with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

  (4)
  the payment of any distribution or dividend by a Restricted Subsidiary to MarkWest Energy Partners or to the holders of its Equity Interests (other than Disqualified Equity) on a pro rata basis; and

  (5)
  the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of MarkWest Energy Partners or any Restricted Subsidiary of MarkWest Energy Partners pursuant to any management equity subscription agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $3.0 million in any calendar year.

        In computing the amount of Restricted Payments previously made for purposes of the first paragraph of this section, Restricted Payments made under clauses (1) (but only if the declaration of such dividend or other distribution has not been counted in a prior period) and, to the extent of amounts paid to holders other than MarkWest Energy Partners or a Restricted Subsidiary, (4) of this paragraph shall be included, and Restricted Payments made under clauses (2), (3) and (5) and, except to the extent noted above, (4) of this paragraph shall not be included. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by MarkWest Energy Partners or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined, in the case of amounts under $10.0 million, by an officer of the General Partner and, in the case of amounts over

$10.0 million, by the Board of Directors of the General Partner whose resolution with respect thereto shall be delivered to the Trustee.

Incurrence of Indebtedness and Issuance of Disqualified Equity

        MarkWest Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and MarkWest Energy Partners will not issue any Disqualified Equity and will not permit any of its Restricted Subsidiaries to issue any Disqualified Equity; provided, however, that MarkWest Energy Partners and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt), and MarkWest Energy Partners and the Restricted Subsidiaries may issue Disqualified Equity, if the Fixed Charge Coverage Ratio for MarkWest Energy Partners' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Equity is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Equity had been issued, as the case may be, at the beginning of such four-quarter period.

        So long as no Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by MarkWest Energy Partners and any Restricted Subsidiary of Indebtedness under Credit Facilities and the guarantees thereof; provided that the aggregate principal amount of all Indebtedness of MarkWest Energy Partners and the Restricted Subsidiaries incurred pursuant to this clause (1) and outstanding under all Credit Facilities after giving effect to such incurrence does not exceed the greater of (a) $400.0 million or (b) $300.0 million plus 15.0% of the Consolidated Net Tangible Assets of MarkWest Energy Partners;

  (2)
  the incurrence by MarkWest Energy Partners and its Restricted Subsidiaries of Existing Indebtedness (other than under the Credit Facilities);

  (3)
  the incurrence by MarkWest Energy Partners and the Subsidiary Guarantors of Indebtedness represented by the notes issued and sold in the private offering on July 6, 2006 and the related Guarantees and the exchange notes and the related Guarantees;

  (4)
  the incurrence by MarkWest Energy Partners or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of MarkWest Energy Partners or such Restricted Subsidiary, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (4), provided that after giving effect to any such incurrence, the principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (a) $15.0 million or (b) 2.5% of the Consolidated Net Tangible Assets of MarkWest Energy Partners at such time;

  (5)
  the incurrence by MarkWest Energy Partners or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2) or (3) of this paragraph or this clause (5);

  (6)
  the incurrence by MarkWest Energy Partners or any of its Restricted Subsidiaries of intercompany Indebtedness between or among MarkWest Energy Partners and any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if MarkWest Energy Partners is the obligor on such Indebtedness and a Subsidiary Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, or if a Subsidiary Guarantor is the obligor on such Indebtedness and neither MarkWest Energy Partners nor another Subsidiary Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Guarantee of such Subsidiary Guarantor; and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than MarkWest Energy Partners or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither MarkWest Energy Partners nor a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by MarkWest Energy Partners or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

  (7)
  the incurrence by MarkWest Energy Partners or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (but not for speculative purposes) (a) foreign currency exchange rate risks of MarkWest Energy Partners or any Restricted Subsidiary, (b) interest rate risks with respect to any floating rate Indebtedness of MarkWest Energy Partners or any Restricted Subsidiary that is permitted by the terms of the Indenture to be outstanding or (c) commodities pricing risks of MarkWest Energy Partners or any Restricted Subsidiary in respect of Hydrocarbons used, produced, processed or sold by MarkWest Energy Partners or any of its Restricted Subsidiaries;

  (8)
  the guarantee by MarkWest Energy Partners or any of its Restricted Subsidiaries of Indebtedness of MarkWest Energy Partners or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant, provided, that in the event such Indebtedness that is being guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the guarantee shall be subordinated in right of payment to the notes or the Guarantee, as the case may be;

  (9)
  bid, performance, surety and appeal bonds incurred in the ordinary course of business, including guarantees and obligations respecting standby letters of credit supporting such obligations, to the extent not drawn (in each case other than an obligation for money borrowed);

  (10)
  the incurrence by MarkWest Energy Partners or any of its Restricted Subsidiaries of Acquired Debt in connection with a merger or consolidation meeting either one of the financial test set forth in clause (4) under the caption "—Merger, Consolidation or Sale of Assets;" and

  (11)
  the incurrence by MarkWest Energy Partners or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $25.0 million or (b) 4.0% of the Consolidated Net Tangible Assets of MarkWest Energy Partners.

        For purposes of determining compliance with this "—Incurrence of Indebtedness and Issuance of Disqualified Equity" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (11) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, MarkWest Energy Partners will be permitted to classify (or later reclassify in whole or in part) such item of Indebtedness in any manner that complies with this covenant. An item of Indebtedness may be divided and classified in one or more of the types of Permitted Indebtedness. Any Indebtedness under Credit Facilities on the Issue Date shall be considered incurred under the first paragraph of this covenant.

        The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Equity in the form of additional shares of the same class of Disqualified Equity will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Equity for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of MarkWest Energy Partners as accrued.

Liens

        MarkWest Energy Partners will not, and will not permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness upon any asset now owned or hereafter acquired, except Permitted Liens, without making effective provision whereby all Obligations due under the notes and Indenture or any Guarantee, as applicable, will be secured by a Lien equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) any and all Obligations thereby secured for so long as any such Obligations shall be so secured.

Dividend and Other Payment Restrictions Affecting Subsidiaries

        MarkWest Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Equity Interests to MarkWest Energy Partners or any of MarkWest Energy Partners' Restricted Subsidiaries, or pay any indebtedness or other obligations owed to MarkWest Energy Partners or any of the other Restricted Subsidiaries;

  (2)
  make loans or advances to or make other investments in MarkWest Energy Partners or any of the other Restricted Subsidiaries; or

  (3)
  transfer any of its properties or assets to MarkWest Energy Partners or any of the other Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  agreements as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of any such agreements or any Existing Indebtedness to which such agreement relates, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such distribution, dividend and other payment restrictions and loan or investment restrictions than those contained in such agreement, as in effect on the Issue Date;

  (2)
  the Indenture, the notes and the Guarantees;

  (3)
  applicable law;

  (4)
  any instrument governing Indebtedness or Equity Interests of a Person acquired by MarkWest Energy Partners or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the property or assets of any Person, other than such Person, or the property or assets of such Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

  (5)
  customary non-assignment provisions in Hydrocarbon purchase and sale or exchange agreements or similar operational agreements or in licenses and leases entered into in the ordinary course of business and consistent with past practices;

  (6)
  Capital Lease Obligations, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

  (7)
  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

  (8)
  Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (9)
  Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "—Liens" that limit the right of MarkWest Energy Partners or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

  (10)
  provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

  (11)
  any agreement or instrument relating to any property or assets acquired after the Issue Date, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions; and

  (12)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

        Neither of the Issuers may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the survivor); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

  (1)
  either: (a) such Issuer is the surviving entity of such transaction; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, provided that MarkWest Finance may not consolidate or merge with or into any entity other than a corporation satisfying such requirement for so long as MarkWest Energy Partners is not a corporation;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made expressly assumes all the Obligations of such Issuer under the notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

  (3)
  immediately after such transaction no Default or Event of Default exists;

  (4)
  in the case of a transaction involving MarkWest Energy Partners and not MarkWest Finance, either

  (a)
  MarkWest Energy Partners or the Person formed by or surviving any such consolidation or merger (if other than MarkWest Energy Partners) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Disqualified Equity;" or

  (b)
  immediately after giving effect to such transaction on a pro forma basis and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of MarkWest Energy Partners or the Person formed by or surviving any such consolidation or merger (if other than MarkWest Partners) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will be equal to or greater than the Fixed Charge Coverage Ratio of MarkWest Energy Partners immediately before such transactions; and

  (5)
  such Issuer has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and, if a supplemental indenture is required, such supplemental indenture comply with the Indenture and all conditions precedent therein relating to such transaction have been satisfied.

        Notwithstanding the preceding paragraph, MarkWest Energy Partners is permitted to reorganize as any other form of entity in accordance with the procedures established in the Indenture; provided that:

  (1)
  the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of MarkWest Energy Partners into a form of entity other than a limited partnership formed under Delaware law;

  (2)
  the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

  (3)
  the entity so formed by or resulting from such reorganization assumes all the Obligations of MarkWest Energy Partners under the notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

  (4)
  immediately after such reorganization no Default or Event of Default exists; and

  (5)
  such reorganization is not adverse to the holders of the notes (for purposes of this clause (5) it is stipulated that such reorganization shall not be considered adverse to the holders of the notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an "includible corporation" of an affiliated group of corporations within the meaning of Section 1504(b)(i) of the Code or any similar state or local law).

        Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the properties or assets of a Person.

Transactions with Affiliates

        MarkWest Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

  (1)
  such Affiliate Transaction is on terms that are no less favorable to MarkWest Energy Partners or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by MarkWest Energy Partners or such Restricted Subsidiary with an unrelated Person; and

  (2)
  MarkWest Energy Partners delivers to the Trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million but less than or equal to $25.0 million, an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the General Partner; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, (i) a resolution of the Board of Directors of the General Partner set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the General Partner and (ii) an opinion as to the fairness to MarkWest Energy Partners of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any employment, equity option or equity appreciation agreement or plan entered into by MarkWest Energy Partners or any of its Restricted Subsidiaries in the ordinary course of business;

  (2)
  transactions between or among MarkWest Energy Partners and/or its Restricted Subsidiaries;

  (3)
  Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "—Restricted Payments;"

  (4)
  transactions effected in accordance with the terms of (a) corporate sharing agreements that are with MarkWest Hydrocarbon and its subsidiaries with respect to general overhead and other administrative matters and (b) other agreements that are identified in the Indenture, in each case as such agreements are in effect on the date of the Indenture, and any amendment or replacement of any of such agreements so long as such amendment or replacement agreement is no less advantageous to MarkWest Energy Partners in any material respect than the agreement so amended or replaced;

  (5)
  customary compensation, indemnification and other benefits made available to officers, directors or employees of MarkWest Energy Partners or a Restricted Subsidiary, including reimbursement or advancement of out-of-pocket expenses and provisions of officers' and directors' liability insurance; and

  (6)
  sales of Equity Interests (other than Disqualified Equity) to Affiliates of MarkWest Energy Partners.

Additional Subsidiary Guarantees

        If, after the Issue Date, any Restricted Subsidiary of MarkWest Energy Partners that is not already a Subsidiary Guarantor guarantees any other Indebtedness of either of the Issuers or any Indebtedness of the Operating Company, or if the Operating Company, if not then a Subsidiary Guarantor, guarantees any other Indebtedness of either of the Issuers or incurs any Indebtedness under any Credit Facility, then in either case such Subsidiary must become a Subsidiary Guarantor by executing a supplemental indenture in the form specified in the Indenture and delivering an opinion of counsel to the Trustee within 10 business days of the date on which it guaranteed or incurred such Indebtedness. Notwithstanding the preceding, any Guarantee of a Restricted Subsidiary that was incurred pursuant to this paragraph shall be released in the circumstances described under the caption "—The Guarantees."

Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of the General Partner may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by MarkWest Energy Partners and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "—Restricted Payments," or represent Permitted Investments or Permitted Business Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment, Permitted Investments or Permitted Business Investments would be permitted at that time and such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. All Subsidiaries of an Unrestricted Subsidiary shall be also Unrestricted Subsidiaries. Upon the designation of a Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary, the Guarantee of such entity shall be released.

        The Board of Directors of the General Partner may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of MarkWest Energy Partners of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (2) no Default or Event of Default would be in existence following such designation.

Sale and Leaseback Transactions

        MarkWest Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that MarkWest Energy Partners or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

  (1)
  MarkWest Energy Partners or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "—Incurrence of Additional Indebtedness and Issuance of Disqualified Equity," and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "—Liens";

  (2)
  the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors of the General Partner, of the property that is the subject of such sale and leaseback transaction; and

  (3)
  the transfer of assets in that sale and leaseback transaction is permitted by, and MarkWest Energy Partners applies the proceeds of such transaction in compliance with, the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

Business Activities

        MarkWest Energy Partners will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the MarkWest Energy Partners and its Restricted Subsidiaries, taken as a whole.

        MarkWest Finance may not incur Indebtedness unless (1) MarkWest Energy Partners is a co-obligor or guarantor of such Indebtedness or (2) the net proceeds of such Indebtedness are loaned to MarkWest Energy Partners, used to acquire outstanding debt securities issued by MarkWest Energy Partners or used to repay Indebtedness of MarkWest Energy Partners as permitted under the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Disqualified Equity." MarkWest Finance may not engage in any business not related directly or indirectly to obtaining money or arranging financing for MarkWest Energy Partners or its Restricted Subsidiaries.

Payments for Consent

        MarkWest Energy Partners will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the SEC, so long as any notes are outstanding, MarkWest Energy Partners will file with the SEC (unless the SEC will not accept such a filing) within the time periods specified in the SEC's rules and regulations, and upon request, MarkWest Energy Partners will furnish (without exhibits) to the Trustee for delivery to the holders of the notes:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if MarkWest Energy Partners were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by MarkWest Energy Partners' certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if MarkWest Energy Partners were required to file such reports.

        If as of the end of any such quarterly or annual period MarkWest Energy Partners has designated any of its Subsidiaries as Unrestricted Subsidiaries, then MarkWest Energy Partners shall deliver (promptly after such SEC filing referred to in the preceding paragraph) to the Trustee for delivery to the holders of the notes quarterly and annual financial information required by the preceding paragraph as revised to include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of MarkWest Energy Partners and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of MarkWest Energy Partners.

        In addition, whether or not required by the SEC, MarkWest Energy Partners will make such information available to securities analysts, investors and prospective investors upon request.

Covenant Termination

        If at any time the notes have an Investment Grade Rating from both Rating Agencies and no Default has occurred and is continuing under the Indenture, MarkWest Energy Partners and its Restricted Subsidiaries will no longer be subject to the provisions of the Indenture described above under the caption "Repurchase at the Option of Holders—Asset Sales" and under the following headings under the caption "—Covenants":

  •
  "—Restricted Payments,"

  •
  "—Incurrence of Indebtedness and Issuance of Disqualified Equity,"

  •
  "—Dividend and Other Payment Restrictions Affecting Subsidiaries,"

  •
  "—Transactions with Affiliates," and

  •
  "—Business Activities."

        However, MarkWest Energy Partners and its Restricted Subsidiaries shall remain subject to the provisions of the Indenture described above under the caption "Repurchase at the Option of Holders—Change of Control" and described above under the following headings under the caption "—Covenants":

  •
  "—Liens,"

  •
  "—Merger, Consolidation or Sale of Assets" (other than the financial test set forth in clause (4) of that covenant),

  •
  "—Additional Subsidiary Guarantees,"

  •
  "—Designation of Restricted and Unrestricted Subsidiaries,"

  •
  "—Sale and Leaseback Transactions" (other than the financial tests set forth in clauses (1)(a) and (3) of that covenant),

  •
  "—Payments for Consent," and

  •
  "Reports."

Events of Default and Remedies

        Each of the following is an Event of Default:

  (1)
  default for 30 days in the payment when due of interest on the notes;

  (2)
  default in payment when due of the principal of or premium, if any, on the notes;

  (3)
  failure by MarkWest Energy Partners to comply with the provisions described under the caption "—Covenants—Merger, Consolidation or Sale of Assets;"

  (4)
  failure by MarkWest Energy Partners for 90 days after notice to comply with the provisions described under the caption "—Covenants—Reports;"

  (5)
  failure by MarkWest Energy Partners to comply for 30 days after notice with the provisions described under the captions "Repurchase at the Option of the Holders—Change of Control" or "—Repurchase at the Option of Holders—Asset Sales" or under the covenants described under the caption "—Covenants" above (provided that notice need not be given, and an Event of Default shall occur, 30 days after any breach of the covenants under the captions

    "—Covenants—Restricted Payments" and "—Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity") in each case other than a failure to purchase notes which will constitute an Event of Default under clause (2) above and other than a failure to comply with the covenant under the caption "—Covenants—Merger, Consolidation or Sale of Assets" which is covered by clause (3) above and other than a failure to comply with the covenant under the caption "—Covenants—Reports" which is covered by clause (4) above;

  (6)
  failure by MarkWest Energy Partners to comply for 60 days after notice with any of the other agreements in the Indenture;

  (7)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by an Issuer or any of MarkWest Energy Partners' Restricted Subsidiaries (or the payment of which is guaranteed by MarkWest Energy Partners or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if that default:

  (a)
  is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; provided that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 30 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

  (8)
  failure by an Issuer or any of MarkWest Energy Partners' Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

  (9)
  except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its Obligations under its Guarantee; and

  (10)
  certain events of bankruptcy or insolvency with respect to MarkWest Finance, MarkWest Energy Partners or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuers, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default" (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

        The holders of a majority in principal amount of the notes then outstanding by notice to the Trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

        The Issuers and the Subsidiary Guarantors are required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon any officer of the General Partner or MarkWest Finance becoming aware of any Default or Event of Default, the Issuers are required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Unitholders and No Recourse Against General Partner

        Neither the General Partner nor any past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Equity Interests of the Issuers, the General Partner, or any Subsidiary Guarantor, as such, shall have any liability for any Obligations of the Issuers or the Subsidiary Guarantors under the notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        The Issuers may, at their option and at any time, elect to have all of the Issuers' Obligations discharged with respect to the outstanding notes and all Obligations of the Subsidiary Guarantors discharged with respect to their Guarantees ("Legal Defeasance"), except for:

  (1)
  the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

  (2)
  the Issuers' Obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers' Obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, MarkWest Energy Partners may, at its option and at any time, elect to have the Obligations of the Issuers and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy or insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes. If the Issuers exercise either their Legal Defeasance or Covenant Defeasance option, each Subsidiary Guarantor will be released and relieved of any obligations under its Guarantee and any security for the notes (other than the trust) will be released.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes at the Stated Maturity thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to Stated Maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) MarkWest Energy Partners has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which shall be applied to such deposit); or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which MarkWest Energy Partners or any of its Subsidiaries is a party or by which MarkWest Energy Partners or any of its Subsidiaries is bound;

  (6)
  the Issuers must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

  (7)
  the Issuers must deliver to the Trustee an officers' certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of notes over the other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding other creditors of the Issuers; and

  (8)
  the Issuers must deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Generally, the Issuers, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, the Guarantees and the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. However, without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

  (1)
  reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter or waive the provisions with respect to the redemption or repurchase of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes (other than as permitted in clause (7) below);

  (7)
  waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

  (8)
  except as otherwise permitted in the Indenture, release any Subsidiary Guarantor from its Obligations under its Guarantee or the Indenture or change any Guarantee in any manner that would adversely affect the rights of holders; or

  (9)
  make any change in the preceding amendment, supplement and waiver provisions (except to increase any percentage set forth therein).

        Notwithstanding the preceding, without the consent of any holder of notes, the Issuers, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, the Guarantees or the notes:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of an Issuer's or Subsidiary Guarantor's Obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of such Issuer's assets;

  (4)
  to add or release Subsidiary Guarantors pursuant to the terms of the Indenture;

  (5)
  to make any change that would provide any additional rights or benefits to the holders of notes or surrender any right or power conferred upon the Issuers or the Subsidiary Guarantors by the Indenture that does not adversely affect the rights under the Indenture of any holder of the notes, provided that any change to conform the Indenture to the offering memorandum requesting the outstanding note will not be deemed to adversely affect such rights;

  (6)
  to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture;

  (7)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

  (8)
  to evidence or provide for the acceptance of appointment under the Indenture of a successor Trustee;

  (9)
  to add any additional Events of Default; or

  (10)
  to secure the notes and/or the Guarantees.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the Indenture), when

  (1)
  either:

  (a)
  all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

  (b)
  all notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Issuers or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, U.S. Government Obligations, or a combination of cash in U.S. dollars and U.S. Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

  (2)
  no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which MarkWest Energy Partners or any of its Subsidiaries is a party or by which MarkWest Energy Partners or any of its Subsidiaries is bound;

  (3)
  the Issuers or any Subsidiary Guarantor has paid or caused to be paid all sums payable by the Issuers under the Indenture; and

  (4)
  the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes at fixed maturity or the redemption date, as the case may be.

        In addition, the Issuers must deliver an officers' certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the Trustee becomes a creditor of an Issuer or any Subsidiary Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security or indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to MarkWest Energy Partners at 1515 Arapahoe St., Tower 2, Suite 700, Denver, Colorado 80202, Attention: General Counsel.

Governing Law

        The Indenture, the notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Book-Entry, Delivery and Form

        The exchange notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global notes"). Upon issuance, the Global notes will be:

  •
  deposited with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and

  •
  registered in the name of DTC or its nominee,

in each case for credit to an account of a Direct or Indirect Participant as described below.

        Transfer of beneficial interests in any Global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream"), which may change from time to time. The Global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in limited circumstances. Beneficial interests in the Global notes may be exchanged for notes in certificated form in limited circumstances. See the caption "—Transfers of Interests in Global Notes for Certificated Notes."

Depositary Procedures

        DTC has advised MarkWest Energy Partners that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of the Direct Participants. The Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, including Euroclear and Clearstream. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants").

        DTC has advised MarkWest Energy Partners that, pursuant to DTC's procedures, (i) upon deposit of the Global notes, DTC will credit the accounts of the Direct Participants designated by the exchange agent with portions of the principal amount of the Global notes that have been allocated to them by exchange agent, and (ii) DTC will maintain records of the ownership interests of such Direct

Participants in the Global notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global notes.

        Investors in the Global notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC, including Euroclear or Clearstream. Euroclear Bank N.V./S.A. will act initially as depository for Euroclear, and Citibank, N.A. will act initially as depository for Clearstream (each a "Nominee" of Euroclear and Clearstream, respectively). Therefore, they will each be recorded on DTC's records as the holders of all ownership interests held by them on behalf of Euroclear and Clearstream, respectively. Euroclear and Clearstream must maintain on their own records the ownership interests, and transfers of ownership interests by and between, their own customers' securities accounts. DTC will not maintain such records. All ownership interests in any Global notes, including those of customers' securities accounts held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.

        The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer a beneficial interest in a Global note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interest, may be affected by the lack of physical certificates evidencing such interest.

        Except as described under the caption "—Transfers on Interests in Global Notes for Certificated Notes," owners of beneficial interests in the Global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

        Under the terms of the Indenture, the Issuers, the Subsidiary Guarantors and the Trustee will treat the persons in whose names the notes are registered (including notes represented by Global notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal of, premium, if any, and interest on Global notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, none of the Issuers, the Subsidiary Guarantors, the Trustee nor any agent of the Issuers, the Subsidiary Guarantors or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

        DTC has advised the Issuers that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, the Issuers or the Subsidiary Guarantors. None of the Issuers, the Subsidiary

Guarantors or the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the notes, and the Issuers, the Subsidiary Guarantors and the Trustee may conclusively relay on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

        The Global notes will trade in DTC's Same-day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the notes through Euroclear or Clearstream) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among indirect Participants who hold interests in the notes through Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the notes through Euroclear or Clearstream, on the other hand, will be effected by Euroclear's or Clearstream's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream; however, delivery of instructions relating to cross-market transactions must be made directly to Euroclear or Clearstream and within the established deadlines (Brussels time) of such systems. Indirect Participants who hold interests in the notes through Euroclear and Clearstream may not deliver instructions directly to Euroclear's and Clearstream's Nominees. Euroclear and Clearstream will, if the transaction meets their settlement requirements, deliver instructions to their respective Nominee to deliver or receive interests on Euroclear's or Clearstream's behalf in the relevant Global note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

        Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the notes through Euroclear or Clearstream purchasing an interest in a Global note from a Direct Participant in DTC will be credited, and any such crediting will be reported, to Euroclear or Clearstream during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and Clearstream customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Global note to a DTC Participant until the European business day for Euroclear and Clearstream immediately following DTC's settlement date.

        DTC has advised MarkWest Energy Partners that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Direct Participants to whose account interests in the Global notes are credited and only in respect of such portion of the aggregate principal amount of the notes to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange Global notes (without the direction of one or more of its Direct Participants) for legended notes in certificated form, and to distribute such certificated forms of notes to its Direct Participants. See the caption "—Transfers of Interests in Global Notes for Certificated Notes."

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global notes and the IAI Global notes among Direct Participants, including Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuers, the Subsidiary Guarantors, the Initial Purchasers or the Trustee shall have any responsibility for the performance by DTC, Euroclear and Clearstream or their respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

        The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that the Issuers believe to be reliable, but the Issuers take no responsibility for the accuracy thereof.

Transfers of Interest in Global Notes for Certificated Notes

        An entire Global note may be exchanged for definitive notes in registered, certificated form without interest coupons ("Certificated notes") if (i) DTC (x) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global notes or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers thereupon fail to appoint a successor depositary within 90 days, or (ii) there shall have occurred and be continuing an Event of Default and DTC notifies the Trustee of its decision to exchange the Global note for Certificated notes. In any such case, upon surrender by the Direct and Indirect Participants of their interests in such Global note, Certificated notes will be issued to each person that such Direct and Indirect Participants and DTC identify to the Trustee as being the beneficial owner of the related notes.

        Certificated notes delivered in exchange for any beneficial interest in any Global note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

        None of the Issuers, the Subsidiary Guarantors or the Trustee will be liable for any delay by the holder of any Global note or DTC in identifying the beneficial owners of notes, and the Issuers, the Subsidiary Guarantors and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global note or DTC for all purposes.

Same-Day Settlement and Payment

        Payments in respect of the notes represented by the Global notes (including principal, premium, if any, interest) will be made by wire transfer of immediately available same day funds to the account specified by the holder of such Global note. With respect to Certificated notes, the Issuers will make all payments of principal, premium, if any, and interest in the manner indicated above under the caption "—Methods of Receiving Payments on the Notes." The Issuers expect that secondary trading in the Certificated notes will also be settled in immediately available funds.

Definitions

        Set forth below are defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness that is extinguished, retired or repaid in connection with such Person merging with or becoming a Subsidiary of such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a specified Person shall be deemed to be control by the other Person; provided, further, that any third Person which also beneficially owns 10% or more of the Voting Stock of a specified Person shall not be deemed to be an Affiliate of either the specified Person or the other Person merely because of such common ownership in such specified Person. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings. Notwithstanding the preceding, the term "Affiliate" shall not include a Restricted Subsidiary of any specified Person.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets, other than sales of inventory in the ordinary course of business; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of MarkWest Energy Partners and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control," and/or the provisions described above under the caption "—Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance of Equity Interests by any of MarkWest Energy Partners' Restricted Subsidiaries or the sale by MarkWest Energy Partners or any of its Restricted Subsidiaries of Equity Interests in any of its Restricted Subsidiaries.

        Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

  (1)
  any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $5.0 million; or (b) results in net proceeds to MarkWest Energy Partners and its Restricted Subsidiaries of less than $5.0 million;

  (2)
  a transfer of assets between or among MarkWest Energy Partners and its Restricted Subsidiaries;

  (3)
  an issuance or sale of Equity Interests by a Restricted Subsidiary to MarkWest Energy Partners or to another Restricted Subsidiary of MarkWest Energy Partners;

  (4)
  a Restricted Payment that is permitted by the covenant described above under the caption "—Covenants—Restricted Payments" or a Permitted Investment;

  (5)
  the sale or other disposition of cash or Cash Equivalents, Hedging Obligations or other financial instruments in the ordinary course of business;

  (6)
  any trade or exchange by MarkWest Energy Partners or any of its Restricted Subsidiaries of properties or assets for properties or assets owned or held by another Person, provided that the fair market value of the properties or assets traded or exchanged by MarkWest Energy Partners or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the fair market value of the properties or assets (together with any cash) to be received by MarkWest Energy Partners or such Restricted Subsidiary, and provided further that any cash received must be applied in accordance with the provisions of the Asset Sales covenant;

  (7)
  surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

  (8)
  the creation or perfection of a Lien that is not prohibited by the covenant described above under the caption "—Covenants—Liens;"

  (9)
  dispositions in connection with Permitted Liens; and

  (10)
  the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Available Cash" has the meaning assigned to such term in the Partnership Agreement, as in effect on the Issue Date.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have correlative meanings.

        "Board of Directors" means, with respect to MarkWest Energy Partners, the Board of Directors of the General Partner, or any authorized committee of such Board of Directors, and with respect to MarkWest Finance or any other Subsidiary of the Partnership, the Board of Directors or managing members of such Person.

        "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Cash Equivalents" means:

  (1)
  U.S. dollars or, in an amount up to the amount necessary or appropriate to fund local operating expenses, other currencies;

  (2)
  securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

  (3)
  certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding 365 days, demand and overnight bank deposits and other similar types of investments routinely offered by commercial banks, in each case, with any domestic commercial bank having a combined capital and surplus in excess of $500.0 million and a Thomson BankWatch Rating of "B" or better or any commercial bank of any other country that is a member of the Organization for Economic Cooperation and Development ("OECD") and has total assets in excess of $500.0 million;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having one of the two highest ratings obtainable from Moody's or Standard & Poor's and in each case maturing within six months after the date of acquisition; and

  (6)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Equity Interests of the Restricted Subsidiaries) of MarkWest Energy Partners and its Restricted Subsidiaries taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act);

  (2)
  the adoption of a plan relating to the liquidation or dissolution of MarkWest Energy Partners or the removal of the General Partner by the limited partners of MarkWest Energy Partners;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the MarkWest Hydrocarbon Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the General Partner, measured by voting power rather than number of shares;

  (4)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the Persons referred to in clause (1) of the definition of "MarkWest Hydrocarbon Group," becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of MarkWest Hydrocarbon, measured by voting power rather than number of shares, at a time when MarkWest Hydrocarbon still Beneficially Owns more than 50% of the Voting Stock of the General Partner, measured by voting power rather than number of shares; or

  (5)
  the first day on which a majority of the members of the Board of Directors of the General Partner are not Continuing Directors.

Notwithstanding the preceding, a conversion of MarkWest Energy Partners from a limited partnership to a corporation, limited liability company or other form of entity or an exchange of all of the outstanding limited partnership interests for capital stock in a corporation, for member interests in a limited liability company or for Equity Interests in such other form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the MarkWest Hydrocarbon Group Beneficially Owns, directly or indirectly, in the aggregate more than 50% of the Voting Stock of such entity, or continues to Beneficially Own a sufficient percentage of Voting Stock of such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder, and any successor thereto.

        "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

  (1)
  an amount equal to any net loss realized by such Person and its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (3)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings), and net of the effect of all payments, made or received pursuant to interest-rate Hedging Obligations, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

  (4)
  depreciation, depletion and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

  (5)
  unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses are deducted in computing such Consolidated Net Income; plus

  (6)
  all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus

  (7)
  non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation, depletion and amortization and other non-cash charges of, a Restricted Subsidiary of MarkWest Energy Partners shall be added to Consolidated Net Income to compute Consolidated Cash Flow of MarkWest Energy Partners only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to MarkWest Energy Partners by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements (other than the Indenture, the notes or its Guarantee), instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders, partners or members.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

  (2)
  the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement (other than the Indenture, the notes or its Guarantee), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

  (3)
  the cumulative effect of a change in accounting principles shall be excluded;

  (4)
  unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including, without limitation, those resulting from the application of Statement of Financial Accounting Standards No. 133, shall be excluded; and

  (5)
  any nonrecurring charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity shall be excluded.

        "Consolidated Net Tangible Assets" means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person's most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (1) all current liabilities reflected in such balance sheet, and (2) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the General Partner who (1) was a member of such Board of Directors on the Issue Date or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

        "Credit Agreement" means that certain Fifth Amended and Restated Credit Agreement, dated December 29, 2005, among the Operating Company, the banks parties thereto and Royal Bank of Canada, as administrative agent, consisting of a revolver loan and a term loan, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

        "Credit Facilities" means, with respect to MarkWest Energy Partners, MarkWest Finance or any Restricted Subsidiary, one or more credit facilities or commercial paper facilities, including the Credit Agreement, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Equity" means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date' on which the notes mature. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Equity solely because the holders thereof have the right to require MarkWest Energy Partners or any of its Restricted Subsidiaries to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Equity if the terms of such Equity Interests provide that MarkWest Energy Partners or Restricted Subsidiary may not repurchase or redeem any such Equity Interests pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Covenants—Restricted Payments."

        "Equity Interests" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited);

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and

  (5)
  all warrants, options or other rights to acquire any of the interests described in clauses (1)-(4) above (but excluding any debt security that is convertible into, or exchangeable for, any of the interests described in clauses (1)-(4) above).

        "Equity Offering" means any public or private sale for cash of Equity Interests of MarkWest Energy Partners (excluding sales made to any Restricted Subsidiary and excluding sales of Disqualified Equity) after the Issue Date; provided that a private placement of Equity Interests will not be deemed an Equity Offering unless net cash proceeds of at least $10.0 million are received.

        "Existing Indebtedness" means the aggregate principal amount of Indebtedness of MarkWest Energy Partners and its Restricted Subsidiaries in existence on the Issue Date.

        "Fixed Charge Coverage Ratio" means, with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays or redeems any Indebtedness (other than revolving credit borrowings not constituting a permanent commitment reduction) or issues or redeems Disqualified Equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment or redemption of Indebtedness, or such issuance or redemption of Disqualified Equity, and the application of the net proceeds thereof as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business), and including in each case any related financing transactions (including repayment of Indebtedness) during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial or accounting officer of MarkWest Energy Partners (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto);

  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded;

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

  (4)
  interest on outstanding Indebtedness of the specified Person or any of its Restricted Subsidiaries as of the last day of the four-quarter reference period shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on such last day after giving effect to any Hedging Obligation then in effect; and

  (5)
  if interest on any Indebtedness incurred by the specified Person or any of its Restricted Subsidiaries on such date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rates, then the interest rate in effect on the last day of the four-quarter reference period will be deemed to have been in effect during such period.

        "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts, and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to interest-rate Hedging Obligations; plus

  (2)
  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

  (4)
  all dividend payments, whether paid or accrued and whether or not in cash, on any series of Disqualified Equity of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of MarkWest Energy Partners (other than Disqualified Equity) or to MarkWest Energy Partners or a Restricted Subsidiary of MarkWest Energy Partners;

        in each case, on a consolidated basis and in accordance with GAAP.

        "GAAP" means generally accepted accounting principles in the United States, which are in effect from time to time.

        "General Partner" means MarkWest Energy GP, L.L.C., a Delaware limited liability company, and its successors and permitted assigns as general partner of MarkWest Energy Partners.

        The term "guarantee" means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets, or through letters of credit or reimbursement, "claw-back," "make-well," or "keep-well" agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, "guarantee" has a correlative meaning.

        "Guarantor Subordinated Obligation" means, with respect to a Subsidiary Guarantor, any Indebtedness or other Obligations of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter incurred) which are expressly subordinate in right of payment to the Obligations of such Subsidiary Guarantor under its Guarantee pursuant to a written agreement.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under interest rate and commodity price swap agreements, interest rate and commodity price cap agreements, interest rate and commodity price collar agreements and foreign currency and commodity price exchange agreements, options or futures contracts or other similar agreements or arrangements or Hydrocarbon hedge contracts or Hydrocarbon forward sales contracts, in each case designed to protect such Person against fluctuations in interest rates, foreign exchange rates, or commodities prices.

        "Hydrocarbons" means crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  in respect of bankers' acceptances;

  (4)
  representing Capital Lease Obligations;

  (5)
  representing all Attributable Debt of such Person in respect of any sale and leaseback transactions not involving a Capital Lease Obligation;

  (6)
  representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable incurred in the ordinary course of business;

  (7)
  representing Disqualified Equity; or

  (8)
  representing any Hedging Obligations;

if and to the extent any of the preceding items (other than the item referred to in clause (5), letters of credit, Disqualified Equity and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person, provided that a guarantee otherwise permitted by the Indenture to be incurred by MarkWest Energy Partners or any of its

Restricted Subsidiaries of Indebtedness incurred by MarkWest Energy Partners or a Restricted Subsidiary in compliance with the terms of the Indenture shall not constitute a separate incurrence of Indebtedness.

        The amount of any Indebtedness outstanding as of any date shall be:

  (1)
  the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

  (2)
  in the case of any Hedging Obligation, the termination value of the agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such date;

  (3)
  in the case of any letter of credit, the maximum potential liability thereunder; and

  (4)
  the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        For purposes of clause (7) of the preceding paragraph, Disqualified Equity shall be valued at the maximum fixed redemption, repayment or repurchase price, which shall be calculated in accordance with the terms of such Disqualified Equity as if such Disqualified Equity were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided, however, that if such Disqualified Equity is not then permitted by its terms to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Disqualified Equity. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional Obligations as described above and the maximum liability of any guarantees at such date; provided that for purposes of calculating the amount of any non-interest bearing or other discount security, such Indebtedness shall be deemed to be the principal amount thereof that would be shown on the balance sheet of the issuer thereof dated such date prepared in accordance with GAAP, but that such security shall be deemed to have been incurred only on the date of the original issuance thereof.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by Standard & Poor's.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other Obligations), advances (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender and commission, moving, travel and similar advances to officers and employees made in the ordinary course of business) or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under the caption "—Covenants—Restricted Payments", (1) the term "Investment" shall include the portion (proportionate to MarkWest Energy Partners' Equity Interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of MarkWest Energy Partners or any of its Restricted Subsidiaries at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, MarkWest Energy Partners or such Restricted Subsidiary shall be deemed to continue to have a permanent "Investment" in such Subsidiary at the time immediately before the effectiveness of such redesignation less the portion (proportionate to MarkWest Energy Partners' or such Restricted Subsidiary's Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation, and (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the General Partner. If MarkWest Energy Partners or any Restricted Subsidiary of MarkWest Energy Partners sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of

MarkWest Energy Partners such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of MarkWest Energy Partners, MarkWest Energy Partners shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Covenants—Restricted Payments."

        "Issue Date" means the date of the first issuance of notes under the Indenture.

        "Joint Venture" means any Person that is not a direct or indirect Subsidiary of MarkWest Energy Partners in which MarkWest Energy Partners or any of its Restricted Subsidiaries makes any Investment.

        "Lien" means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest, hypothecation, assignment for security, claim, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof, any option or other agreement to grant a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

        "MarkWest Hydrocarbon" means MarkWest Hydrocarbon, Inc., a Delaware corporation, and its successors.

        "MarkWest Hydrocarbon Group" means, collectively, (1) John M. Fox and any of his Affiliates, (2) MarkWest Hydrocarbon and (3) each Person which is a direct or indirect Subsidiary of MarkWest Hydrocarbon.

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

        "Net Income" means, with respect to any Person, the consolidated net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1)
  the aggregate gain (but not loss in excess of such aggregate gain), together with any related provision for taxes on such gain, realized in connection with:

  (a)
  any Asset Sale; or

  (b)
  the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

        "Net Proceeds" means, with respect to any Asset Sale or sale of Equity Interests, the aggregate proceeds received by MarkWest Energy Partners or any of its Restricted Subsidiaries in cash or Cash Equivalents in respect of any Asset Sale or sale of Equity Interests (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any such sale), net of, without duplication, (1) the direct costs relating to such Asset Sale or sale of Equity Interests, including, without limitation, brokerage commissions and legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or Equity Interests that were the subject of such Asset Sale or sale of Equity Interests, (3) all distributions and payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale and (4) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or Equity Interests or for liabilities associated with such Asset Sale or sale of Equity Interests and retained by MarkWest Energy Partners or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to MarkWest Energy Partners or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

        "Non-Recourse Debt" means Indebtedness as to which:

  (1)
  neither MarkWest Energy Partners nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender of such Indebtedness;

  (2)
  no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of MarkWest Energy Partners or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

  (3)
  the lenders have been notified in writing that they will not have any recourse to the stock or assets of MarkWest Energy Partners or any of its Restricted Subsidiaries, except as contemplated by clause (15) of the definition of "Permitted Liens."

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Operating Surplus" shall have the meaning assigned to such term in the Partnership Agreement, as in effect on the Issue Date.

        "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of MarkWest Energy Partners, L.P., dated as of May 24, 2002, as such may be amended, modified or supplemented from time to time.

        "Permitted Business" means either (1) gathering, transporting, treating, processing, marketing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto including entering into Hedging Obligations to support these businesses, or (2) any other business that generates gross income that constitutes "qualifying income" under Section 7704(d) of the Code.

        "Permitted Business Investments" means Investments by MarkWest Energy Partners or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of MarkWest Energy Partners or in any Joint Venture, provided that:

  (1)
  either (a) at the time of such Investment and immediately thereafter, MarkWest Energy Partners could incur $1.00 of additional Indebtedness under the first paragraph in the limitation of Indebtedness set forth under the caption "—Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity" above or (b) such Investment is made with the proceeds of Incremental Funds (as defined in the covenant described under the caption "—Covenants—Restricted Payments");

  (2)
  if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt with respect to MarkWest Energy Partners and its Restricted Subsidiaries or (b) any other Indebtedness of such Unrestricted Subsidiary or Joint Venture could, at the time such Investment is made and, if later, at the time any such Indebtedness is incurred, be incurred by MarkWest Energy Partners and its Restricted Subsidiaries in accordance with the limitation on Indebtedness set forth in the first paragraph under the caption "—Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity;" and

  (3)
  such Unrestricted Subsidiary's or Joint Venture's activities are not outside the scope of the Permitted Business.

        "Permitted Investments" means:

  (1)
  any Investment in, or that results in the creation of, any Restricted Subsidiary of MarkWest Energy Partners;

  (2)
  any Investment in MarkWest Energy Partners or in a Restricted Subsidiary of MarkWest Energy Partners (excluding redemptions, purchases, acquisitions or other retirements of Equity Interests in MarkWest Energy Partners);

  (3)
  any Investment in cash or Cash Equivalents;

  (4)
  any Investment by MarkWest Energy Partners or any Restricted Subsidiary of MarkWest Energy Partners in a Person if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of MarkWest Energy Partners; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, MarkWest Energy Partners or a Restricted Subsidiary of MarkWest Energy Partners;

  (5)
  any Investment made as a result of the receipt of consideration consisting of other than cash or Cash Equivalents from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales;"

  (6)
  any Investment in a Person solely in exchange for the issuance of Equity Interests (other than Disqualified Equity) of MarkWest Energy Partners;

  (7)
  Investments in stock, obligations or securities received in settlement of debts owing to MarkWest Energy Partners or any of its Restricted Subsidiaries as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of MarkWest Energy Partners or any such Restricted Subsidiary, in each case as to debt owing to MarkWest Energy Partners or any such Restricted Subsidiary that arose in the ordinary course of business of MarkWest Energy Partners or any such Restricted Subsidiary;

  (8)
  any Investment in Hedging Obligations permitted to be incurred by the covenant described above under the caption "—Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity";

  (9)
  other Investments in any Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) since the Issue Date and existing at the time of the Investment, which is the subject of the determination, was made, not to exceed the greater of (a) $15.0 million and (b) 2.5% of Consolidated Net Tangible Assets.

        "Permitted Liens" means:

  (1)
  Liens securing Indebtedness under any of the Credit Facilities;

  (2)
  Liens in favor of MarkWest Energy Partners or any of its Restricted Subsidiaries;

  (3)
  any interest or title of a lessor in the property subject to a Capital Lease Obligation;

  (4)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with MarkWest Energy Partners or any Restricted Subsidiary of MarkWest Energy Partners, provided that such Liens were in existence prior to, and were not obtained in contemplation of, such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with MarkWest Energy Partners or such Restricted Subsidiary;

  (5)
  Liens on property existing at the time of acquisition thereof by MarkWest Energy Partners or any Restricted Subsidiary of MarkWest Energy Partners, provided that such Liens were in existence prior to, and were not obtained in contemplation of, such acquisition and relate solely to such property, accessions thereto and the proceeds thereof;

  (6)
  Liens to secure the performance of tenders, bids, leases, statutory obligations, surety or appeal bonds, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (7)
  Liens on any property or asset acquired, constructed or improved by MarkWest Energy Partners or any Restricted Subsidiary, which (a) are in favor of the seller of such property or assets, in favor of the Person constructing or improving such asset or property, or in favor of the Person that provided the funding for the acquisition, construction or improvement of such asset or property, (b) are created within 360 days after the date of acquisition, construction or improvement, (c) secure the purchase price or construction or improvement cost, as the case may be, of such asset or property in an amount not to exceed the lesser of (i) the cost to MarkWest Energy Partners and its Restricted Subsidiaries of such acquisition, construction or improvement of such asset or property and (ii)100% of the fair market value (as determined by the Board of Directors of the General Partner) of such acquisition, construction or improvement of such asset or property, and (d) are limited to the asset or property so acquired, constructed or improved (including proceeds thereof, accessions thereto and upgrades thereof);

  (8)
  Liens to secure performance of Hedging Obligations of MarkWest Energy Partners or a Restricted Subsidiary;

  (9)
  Liens existing on the Issue Date and Liens in connection with any extensions, refinancing, renewal, replacement or defeasance of any Indebtedness or other obligation secured thereby, provided that (a) the principal amount of the Indebtedness secured by such Lien is not increased and (b) no assets are encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such extension, refinancing, renewal, replacement or defeasance;

  (10)
  Liens on pipelines or pipeline facilities that arise by operation of law;

  (11)
  Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farmout agreements, division orders, contracts for sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements arising in the ordinary course of MarkWest

    Energy Partners' or any Restricted Subsidiary's business that are customary in the Permitted Business;

  (12)
  Liens securing the Obligations of the Issuers under the notes and the Indenture and of the Subsidiary Guarantors under the Guarantees;

  (13)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's Obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods and permitted by the covenant described under the caption "—Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity;"

  (14)
  Liens securing any Indebtedness equally and ratably with all Obligations due under the notes or any Guarantee pursuant to a contractual covenant that limits liens in a manner substantially similar to the covenant described above under the caption "—Covenants—Liens;"

  (15)
  Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by MarkWest Energy Partners or any Restricted Subsidiary of MarkWest Energy Partners to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture; and

  (16)
  Liens incurred in the ordinary course of business of MarkWest Energy Partners or any Restricted Subsidiary of MarkWest Energy Partners, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens incurred pursuant to this clause (16) does not exceed the greater of $15.0 million or 2.5% of the Consolidated Net Tangible Assets of MarkWest Energy Partners.

        After the termination of the covenants pursuant to the provisions under the caption "—Covenants—Covenant Termination," for purposes of complying with the "Liens" covenant, the Liens described in clauses (1) and (16) of this definition of "Permitted Liens" will be Permitted Liens only to the extent those Liens secure Indebtedness not exceeding, at the time of determination, 10% of the Consolidated Net Tangible Assets of MarkWest Energy Partners. Once effective, this 10% limitation on Permitted Liens will continue to apply during any later period in which the notes do not have an Investment Grade Rating from both Rating Agencies.

        "Permitted Refinancing Indebtedness" means any Indebtedness of MarkWest Energy Partners or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of MarkWest Energy Partners or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of, plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of necessary fees and expenses incurred in connection therewith and any premiums paid on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or the Guarantees, as the case may be, on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (4)
  such Indebtedness is not incurred by a Restricted Subsidiary if MarkWest Energy Partners is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof or any other entity.

        "Rating Agency" means each of Standard & Poor's and Moody's, or if Standard & Poor's or Moody's or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuers (as certified by a resolution of the Board of Directors of the General Partner) which shall be substituted for Standard & Poor's or Moody's, or both, as the case may be.

        "Reporting Default" means a Default described in clause (4) under "—Events of Default and Remedies."

        "Restricted Investment" means an Investment other than a Permitted Investment or a Permitted Business Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary. Notwithstanding anything in the Indenture to the contrary, each of MarkWest Finance and the Operating Company shall be a Restricted Subsidiary of MarkWest Energy Partners.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act and the Exchange Act, as such Regulation is in effect on the Issue Date.

        "Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent Obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subordinated Obligation" means any Indebtedness of MarkWest Energy Partners or MarkWest Finance (whether outstanding on the Issue Date or thereafter incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement.

        "Subsidiary" means, with respect to any Person:

  (1)
  any corporation, association or other business entity (other than an entity referred to in clause (2) below) of which more than 50% of the total Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (whether general or limited), limited liability company or joint venture (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (i) the only general partners, members, managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (ii) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership, limited liability company or joint venture, respectively.

        "Subsidiary Guarantors" means each of:

  (1)
  MarkWest Energy Operating Company, L.L.C., Basin Pipeline L.L.C., West Shore Processing Company, L.L.C., MarkWest Energy Appalachia, L.L.C., MarkWest Texas GP, L.L.C., MW Texas Limited, L.L.C., MarkWest Michigan Pipeline Company, L.L.C., MarkWest Western Oklahoma Gas Company, L.L.C., MarkWest Power Tex L.P., MarkWest Pinnacle L.P., MarkWest PNG Utility L.P., MarkWest Texas PNG Utility L.P., MarkWest Blackhawk L.P., MarkWest New Mexico L.P., MarkWest Energy East Texas Gas Company L.P., MarkWest Pipeline Company, L.P., MarkWest Javelina Company, MarkWest Javelina Holding Company, L.P., MarkWest Javelina Pipeline Company and MarkWest Javelina Pipeline Holding, L.P.; and

  (2)
  any other Subsidiary of MarkWest Energy Partners that becomes a Subsidiary Guarantor in accordance with the provisions of the Indenture; and

  (3)
  their respective successors and assigns.

in each case until such Subsidiary Guarantor ceases to be such in accordance with the Indenture. Notwithstanding anything in the Indenture to the contrary, MarkWest Finance shall not be a Subsidiary Guarantor.

        "U.S. Government Obligations" means securities that are (1) direct Obligations of the United States for the payment of which its full faith and credit is pledged; (2) Obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case under clauses (1) or (2) above, are not callable or redeemable at the option of the issuers thereof; or (3) depository receipts issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation evidenced by such depository receipt.

        "Unrestricted Subsidiary" means any Subsidiary of MarkWest Energy Partners (other than MarkWest Finance or the Operating Company) that is designated by the Board of Directors of the General Partner as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary: (1) has no Indebtedness owing to any Person other than MarkWest Energy Partners or any of its Restricted Subsidiaries other than Non-Recourse Debt, except to the extent permitted by subclause (2)(b) of the definition of "Permitted Business Investments"; (2) is not a party to any agreement, contract, arrangement or understanding with MarkWest Energy Partners or any Restricted Subsidiary of MarkWest Energy Partners unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to MarkWest Energy Partners or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of MarkWest Energy Partners; (3) is a Person with respect to which neither MarkWest Energy Partners nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of MarkWest Energy Partners or any of its Restricted Subsidiaries. Notwithstanding anything in the Indenture to the contrary, neither MarkWest Finance nor the Operating Company shall be designated as an Unrestricted Subsidiary.

        Any designation of a Subsidiary of MarkWest Energy Partners as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of MarkWest Energy Partners as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Covenants—Incurrence of Indebtedness and Issuance of Disqualified Equity," MarkWest Energy Partners shall be in default of such covenant.

        "Voting Stock" of any Person as of any date means the Equity Interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of such Person (regardless of whether, at the time, Equity Interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of material federal income tax consequences relevant to the exchange of exchange notes for outstanding notes, but does not purport to be a complete analysis for all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of exchange notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations.

        In the opinion of Vinson & Elkins L.L.P., the exchange of exchange notes for outstanding notes will not be a taxable event to a holder for United States federal income tax purposes. Accordingly, a holder will have the same adjusted issue price, adjusted basis and holding period in the exchange notes as it had in the outstanding notes immediately before the exchange.

PLAN OF DISTRIBUTION

        Based on interpretations by the staff of the Commission in no-action letters issued to third parties, we believe that you may transfer exchange notes issued under the exchange offer in exchange for the outstanding notes if:

  •
  you acquire the exchange notes in the ordinary course of your business; and

  •
  you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such exchange notes.

        You may not participate in the exchange offer if you are:

  •
  an "affiliate" within the meaning of Rule 405 under the Securities Act of us or MarkWest Energy Finance Corporation; or

  •
  a broker-dealer that acquired outstanding notes directly from us.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver this prospectus in connection with any resale of such exchange notes. To date, the staff of the Commission has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding notes, with this prospectus. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, during the period described in Section 4(3) of and Rule 174 under the Securities Act that is applicable to transactions by brokers or dealers with respect to the exchange notes, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until such date, all dealers effecting transactions in exchange notes may be required to deliver this prospectus.

        If you wish to exchange notes for your outstanding notes in the exchange offer, you will be required to make representations to us as described in "Exchange Offer—Procedures for Tendering—Your Representations to Us" in this prospectus. As indicated in the letter of transmittal, you will be deemed to have made these representations by tendering your outstanding notes in the exchange offer. In addition, if you are a broker-dealer who receives exchange notes for your own account in exchange for outstanding notes that were acquired by you as a result of market- making activities or other trading activities, you will be required to acknowledge, in the same manner, that you will deliver this prospectus in connection with any resale by you of such exchange notes.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

  •
  in the over-the-counter market;

  •
  in negotiated transactions;

  •
  through the writing of options on the exchange notes; or

  •
  a combination of such methods of resale;

at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

        Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering this prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For the period described in Section 4(3) of and Rule 174 under the Securities Act that is applicable to transactions by brokers or dealers with respect to the exchange notes, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the applicable letter of transmittal. We have agreed to pay all reasonable expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the outstanding notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Vinson & Elkins L.L.P. has issued an opinion about the legality of the exchange notes.

EXPERTS

        The consolidated financial statements as of and for the year ended December 31, 2005 and management's report on the effectiveness of internal control over financial reporting as of December 31, 2005 incorporated in this prospectus by reference from MarkWest Energy Partners, L.P.'s Amendment No. 2 to the Annual Report on Form 10-K/A for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an adverse opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of MarkWest Energy Partners, L.P. as of December 31, 2004 and for the year then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated statements of operations, of comprehensive income, of changes in capital and cash flows for the year ended December 31, 2003 incorporated in this Prospectus by reference to Amendment No. 2 to the Annual Report on Form 10-K/A for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of Javelina Company as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 incorporated by reference into this Prospectus by reference to the current report on Form 8-K/A of MarkWest Energy Partners L.P. filed December 22, 2005, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We have also filed with the SEC under the Securities Act a registration statement on Form S-4 with respect to the notes offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the notes offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information that is filed through the SEC's EDGAR System. The web site can be accessed at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information filed pursuant to 2.02 or 7.01 on any Current Report on Form 8-12) until the expiration of the exchange offer:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC on March 16, 2006; as amended by Amendment No. 1 and Amendment No. 2 to our Annual Report on Form 10-K/A for the year ended December 31, 2005, as filed with the SEC on March 31, 2006 and June 20, 2006, respectively;

  •
  our Quarterly Report on Form 10-Q for the three months ended March 31, 2006 filed with the SEC May 3, 2006; as amended by Amendment No. 1 and Amendment No. 2 to our Quarterly Report on Form 10-Q/A for the three months ended March 31, 2006, as filed with the SEC on May 4, 2006 and June 20, 2006, respectively, our Quarterly Report on Form 10-Q for the three months ended June 30, 2006, as filed with the SEC on August 4, 2006 and our Quarterly Report on Form 10-Q for the three months ended September 30, 2006 as filed with the SEC on November 7, 2006; and

  •
  our Current Reports on Form 8-K as filed with the SEC on January 5, 2006, January 26, 2006, February 2, 2006, March 10, 2006 April 25, 2006, April 27, 2006, May 4, 2006, May 12, 2006, July 5, 2006, July 7, 2006, July 24, 2006, September 7, 2006, September 26, 2006, September 26, 2006, October 24, 2006, October 27, 2006, October 30, 2006 and November 1, 2006 and Amendment No. 1 to our Current Report on Form 8-K/A as filed with the SEC on December 22, 2005.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost. Requests should be made by writing or telephoning us at the following address:

  MarkWest Energy Partners, L.P.
  1515 Arapahoe Street
  Tower 2, Suite 700
  Denver, Colorado 80202
  (303) 925-9200
  Attention: Investor Relations

These documents may also be accessed at our website at http://www.markwestenergy.com. All other information contained in or accessible from our corporate website is not part of this prospectus.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        Statements included in this prospectus and any documents we incorporate by reference that are not historical facts are forward-looking statements. We use words such as "may," "believe," "estimate," "expect," "plan," "intend," "project," "anticipate," and similar expressions to identify forward-looking statements.

        These forward-looking statements are based on management's current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

        Important factors that could cause our actual results of operations or our actual financial condition to differ include, but are not necessarily limited to:

  •
  Our ability to successfully integrate our recent or future acquisitions;

  •
  The availability of raw natural gas supply for our gathering and processing services;

  •
  Our substantial debt and other financial obligations could adversely impact our financial condition;

  •
  The availability of NGLs for our transportation, fractionation and storage services;

  •
  Our dependence on certain significant customers, producers, gatherers, treaters, and transporters of natural gas, including MarkWest Hydrocarbon;

  •
  The risks that third party oil and natural gas exploration and production activities will not occur or be successful;

  •
  Prices of NGL products and crude oil, including the effectiveness of any hedging activities, and indirectly natural gas prices;

  •
  Competition from other NGL processors and natural gas gatherers, including major energy companies;

  •
  Changes in general economic conditions in regions in which our products are located;

  •
  Our ability to identify and consummate grass roots projects or acquisitions complementary to our business; and.

  •
  Our ability to raise sufficient capital to execute our business plan through borrowing or issuing equity.

        These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on future results. We do not update publicly any forward-looking statement. We caution you not to rely unduly on forward-looking statements. You should read "Risk Factors" beginning on page 8 of this prospectus for further information.

ANNEX A

LETTER OF TRANSMITTAL
To Tender
Outstanding 8 1/2% Series A Senior Notes due 2016
of
MARKWEST ENERGY PARTNERS, L.P.
MARKWEST ENERGY FINANCE CORPORATION

Pursuant to the Exchange Offer and Prospectus dated January 23, 2007

The Exchange Agent for the Exchange Offer is:

Wells Fargo Bank, National Association

Attention: Corporate Trust Operations
Sixth and Marquette
MAC N9303-121
Minneapolis, Minnesota 55479
Telephone: (800) 344-5128
Facsimile: (612) 667-4927

        IF YOU WISH TO EXCHANGE CURRENTLY OUTSTANDING 8 1/2% SERIES A SENIOR NOTES DUE 2016 (THE "OUTSTANDING NOTES") FOR AN EQUAL AGGREGATE PRINCIPAL AMOUNT OF 8 1/2% SERIES B SENIOR NOTES DUE 2016 PURSUANT TO THE EXCHANGE OFFER, YOU MUST VALIDLY TENDER (AND NOT WITHDRAW) OUTSTANDING NOTES TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M. NEW YORK CITY TIME ON THE EXPIRATION DATE BY CAUSING AN AGENT'S MESSAGE TO BE RECEIVED BY THE EXCHANGE AGENT PRIOR TO SUCH TIME.

        The undersigned hereby acknowledges receipt of the prospectus, dated January 23, 2007 (the "Prospectus"), of MarkWest Energy Partners, L.P., a Delaware limited partnership (the "Partnership") and MarkWest Energy Finance Corporation, a Delaware corporation ("Finance Corp."), and this Letter of Transmittal (the "Letter of Transmittal"), which together describe the Partnership and Finance Corp.'s offer (the "Exchange Offer") to exchange its 8 1/2% Series B Senior Notes due 2016 (the "Exchange Notes") that have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of their issued and outstanding 8 1/2% Series A Senior Notes due 2016 (the "Outstanding Notes"). Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

        The Partnership reserves the right, at any time or from time to time, to extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the latest time and date to which the Exchange Offer is extended. The Partnership shall promptly notify the Exchange Agent in writing of any extension. In addition, we will issue a press release regarding such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        This Letter of Transmittal is to be used by holders of the Outstanding Notes. Tender of Outstanding Notes is to be made according to the Automated Tender Offer Program ("ATOP") of the Depository Trust Company ("DTC") pursuant to the procedures set forth in the Prospectus under the caption "The Exchange Offer—Procedures for Tendering." DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent's DTC account. DTC will then send a computer-generated message known as an "agent's message" to the exchange agent for its acceptance. For you to validly tender your Outstanding Notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent's message under the ATOP procedures that confirms that:

  •
  DTC has received your instructions to tender your Outstanding Notes; and

  •
  You agree to be bound by the terms of this Letter of Transmittal.

        By using the ATOP procedures to tender Outstanding Notes, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

        1.     By tendering Outstanding Notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

        2.     By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that you have full authority to tender the Outstanding Notes described above and will, upon request, execute and deliver any additional documents deemed by the Partnership to be necessary or desirable to complete the tender of Outstanding Notes.

        3.     The tender of the Outstanding Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Partnership as to the terms and conditions set forth in the Prospectus.

        4.     The Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the "Commission"), including Exxon Capital Holdings Corp., Commission No-Action Letter (available May 13, 1988), Morgan Stanley & Co. Inc., Commission No-Action Letter (available June 5, 1991) and Shearman & Sterling, Commission No-Action Letter (available July 2, 1993), that the Exchange Notes issued in exchange for the Outstanding Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than a broker-dealer who purchased Outstanding Notes exchanged for such Exchange Notes directly from the Partnership to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the "Securities Act") and any such holder that is an "affiliate" of the Partnership or Finance Corp. within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders are not participating in, and have no arrangement with any person to participate in, the distribution of such Exchange Notes.

        5.     By tendering Outstanding Notes in the Exchange Offer, you represent and warrant that:

          a.     the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

          b.     neither you nor any such other person is engaging in or intends to engage in a distribution of such Exchange Notes;

          c.     neither you nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes;

          d.     neither the holder nor any such other person is an "affiliate," as such term is defined under Rule 405 promulgated under the Securities Act, of the Partnership or Finance Corp.; and

          e.     if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes, you acquired those outstanding notes as a result of market-making activities or other trading activities and you will deliver the prospectus, as required by law, in connection with any resale of the exchange notes.

        6.     You may, if you are unable to make all of the representations and warranties contained in paragraph 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your Outstanding Notes registered in the shelf registration statement described in the Registration Rights Agreements, dated as of July 6, 2006 and October 20, 2006, relating to the 8 1/2% Series A Senior Notes due 2016 (the "Registration Rights Agreements"), by and among the Partnership, Finance Corp., the Subsidiary Guarantors and the Initial Purchasers (as defined therein). Such election may be made only by notifying the Partnership in writing at 1515 Arapahoe Street

Tower 2, Suite 700 Denver, Colorado 80202, Attention: Andrew L. Schroeder. By making such election, you agree, as a holder of Outstanding Notes participating in a shelf registration, to indemnify and hold harmless the Partnership, each of the directors of MarkWest Energy GP, L.L.C., the general partner of the Partnership (the "General Partner"), Finance Corp., each Subsidiary Guarantor, each of the officers of the General Partner who signs such shelf registration statement on behalf of the Partnership, each person who controls the Partnership within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and each other holder of Outstanding Notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by or on behalf of you expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreements, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provisions of the Registration Rights Agreements are not intended to be exhaustive and qualified in its entirety by the Registration Rights Agreements.

        7.     If you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge, by tendering Outstanding Notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. If you are a broker-dealer and Outstanding Notes held for your own account were not acquired as a result of market-making or other trading activities, such Outstanding Notes cannot be exchanged pursuant to the Exchange Offer.

        8.     Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.    Book-Entry Confirmations.

        Any confirmation of a book-entry transfer to the Exchange Agent's account at DTC of Outstanding Notes tendered by book-entry transfer (a "Book-Entry Confirmation"), as well as an agent's message, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 P.M. New York City time on the Expiration Date.

2.    Partial Tenders.

        Tenders of Outstanding Notes will be accepted only in denominations of $1,000 and integral multiples of $1,000. The entire principal amount of Outstanding Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Outstanding Notes is not tendered, then Outstanding Notes for the principal amount of Outstanding Notes not tendered and Exchange Notes issued in exchange for any Outstanding Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Outstanding Notes are accepted for exchange.

3.    Validity of Tenders.

        All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Outstanding Notes will be determined by the Partnership, in its sole discretion, which determination will be final and binding. The Partnership reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Partnership, be unlawful. The Partnership also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Outstanding Notes. The Partnership's interpretation of the terms and conditions of the Exchange Offer (including the instructions on this Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Partnership shall determine. Although the Partnership intends to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, neither the Partnership, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders via the facilities of DTC, as soon as practicable following the Expiration Date.

        Until July 21, 2007 all dealers that effect transactions in the exchange notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

MarkWest Energy Partners, L.P.

MarkWest Energy Finance Corporation

Offer to Exchange

Registered
$275,000,000 8 1/2% Series B Senior Notes due 2016

for

Outstanding
$275,000,000 8 1/2% Series A Senior Notes due 2016